Exhibit 99.1

SUMMARY HISTORICAL COMBINED FINANCIAL DATA OF TYCO FLOW CONTROL

The following table sets forth our summary historical combined financial and other operating data. The summary historical combined financial and other operating data have been prepared to include all of Tyco’s flow control business, and are a combination of the assets and liabilities that have been used in managing and operating this business. The combined statement of operations data for the nine months ended June 29, 2012 and June 24, 2011 and the combined balance sheet data as of June 29, 2012 have been derived from our unaudited combined financial statements included elsewhere in this Prospectus. The combined statement of operations data for the fiscal years ended September 30, 2011, September 24, 2010 and September 25, 2009 and the combined balance sheet data as of September 30, 2011 and September 24, 2010 are derived from our audited combined financial statements included elsewhere in this Prospectus. The combined balance sheet data as of June 24, 2011 and September 25, 2009 is derived from our unaudited combined financial statements that are not included in this Prospectus. The unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Tyco Flow Control has a 52- or 53-week fiscal year that ends on the last Friday in September. Fiscal years 2010 and 2009 were both 52-week years, while fiscal year 2011 was a 53-week year.

The selected historical combined financial and other operating data presented below should be read in conjunction with our combined financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Tyco Flow Control” presented elsewhere in this Prospectus.

Our historical combined financial data may not be indicative of our future performance and do not necessarily reflect what our financial condition and results of operations would have been had we operated as an independent, publicly traded entity during the periods presented, including changes that will occur to our operations and capitalization as a result of our spin-off from Tyco and our Merger with Pentair.

	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012(1)	June 24, 2011	September 30, 2011(1)	September 24, 2010(1)	September 25, 2009
	($ in millions)
Combined Statement of Operations Data:
Net revenue	$2,907	$2,564	$3,648	$3,381	$3,492
Gross profit	944	843	1,170	1,130	1,233
Operating income	279	204	306	331	451
Income from continuing operations	153	98	153	184	233
Income from discontinued operations, net of income taxes	—	168	172	17	29
Net income attributable to parent company equity	151	266	324	201	262

Combined Balance Sheet Data:
Total assets	$5,251	$4,753	$5,144	$4,682	$4,846
Long-term debt(3)(4)	901	805	876	689	856
Total liabilities(3)	2,222	2,039	2,132	2,045	2,126
Total parent company equity	2,934	2,714	2,919	2,637	2,719

Combined Other Operating Data:
Orders	$3,053	$2,732	$3,785	$3,200	$3,100
Backlog	$1,835	$1,749	$1,744	$1,581	$1,781

(1)	Income from continuing operations and Net income attributable to parent company equity include $34 million and $41 million of corporate expense allocated from Tyco for the nine months ended June 29, 2012 and June 24, 2011, respectively. Income from continuing operations and Net income attributable to parent company equity include $52 million, $54 million and $55 million of corporate expense allocated from Tyco for the years ended September 30, 2011, September 24, 2010 and September 25, 2009, respectively.
(2)	Income from continuing operations and Net income attributable to parent company equity include a goodwill impairment charge of $35 million in our Water & Environmental Systems segment related to our Water Systems reporting unit.
(3)	Long-term debt and Total liabilities include $886 million and $787 million of allocated debt as of June 29, 2012 and June 24, 2011, respectively. Long-term debt and Total liabilities include $859 million, $671 million and $836 million of allocated debt for the years ended September 30, 2011, September 24, 2010 and September 25, 2009, respectively.
(4)	For historical results, amounts have been allocated from Tyco and are not indicative of debt that will be incurred in the future as an independent, publicly traded company.

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following table presents summary unaudited pro forma combined financial information about Pentair’s consolidated balance sheet and statements of income, and gives effect to the Transactions. The information under “Statement of Income Data” in the table below combines the six months ended June 30, 2012 for Pentair and the six months ended June 29, 2012 for Tyco’s flow control business and the fiscal year ended December 31, 2011 for Pentair and September 30, 2011 for Tyco’s flow control business and gives effect to the Transactions as if they had been consummated on January 1, 2011, the beginning of the earliest period presented. The information under “Balance Sheet Data” in the table below combines the historical consolidated balance sheets of Pentair as of June 30, 2012 and the historical combined balance sheets of Tyco’s flow control business as of June 29, 2012 and assumes the Transactions had been consummated on June 30, 2012. This unaudited pro forma combined financial information was prepared using the acquisition method of accounting with Pentair considered the acquirer of Tyco Flow Control. See “The Transactions—Accounting Treatment.”

In addition, the unaudited pro forma combined financial information includes adjustments which are preliminary and will likely be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company.

The information presented below should be read in conjunction with the historical consolidated financial statements of Pentair and the historical combined financial statements of Tyco’s flow control business, including the related notes and with the pro forma condensed combined financial statements of Pentair and Tyco’s flow control business, including the related notes, appearing elsewhere in this Prospectus. See “Selected Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial data are not necessarily indicative of results that actually would have occurred or that may occur in the future had the Transactions been completed on the dates indicated.

	Six Months Ended June 30, 2012	Fiscal Year Ended December 31, 2011
	($ in millions, except per share data)
Statement of Income Data:
Net sales	$3,781	$7,105
Operating income	$337	$323
Net income from continuing operations attributable to shareholders	$204	$115
Earnings per share from continuing operations attributable to shareholders:
Basic	$0.97	$0.55
Diluted	$0.96	$0.55

As of June 30, 2012
($ in millions)
Balance Sheet Data:
Total assets	$11,607
Total debt	$1,684
Total shareholders’ equity and parent company investment	$6,798

CAPITALIZATION

The following table presents our capitalization as of June 29, 2012 on an unaudited historical basis and on an unaudited pro forma basis giving effect to the Transactions as if they occurred on June 29, 2012. This table should also be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Tyco Flow Control,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Pentair,” our and Pentair’s combined financial statements and accompanying notes and “Selected Unaudited Pro Forma Condensed Combined Financial Data” and accompanying notes included elsewhere in this Prospectus.

	As of June 29, 2012
	(unaudited) ($ in millions)
	Actual	Pro Forma
Debt Outstanding:
Current maturities of long-term debt	$—	$1
Long-term debt, including allocated debt of $886	901	—
Long-term debt	—	1,683

Shareholders’ equity and parent company investment:
Common shares, par value per share	—	106
Contributed Surplus/Additional paid-in capital	—	5,187
Retained earnings	—	1,581
Parent company investment	2,584	—
Accumulated other comprehensive income	350	(192)
Noncontrolling interest	—	116

Total Capitalization (debt plus shareholders’ equity and parent company investment)	$3,835	$8,482

SELECTED HISTORICAL COMBINED FINANCIAL DATA FOR TYCO FLOW CONTROL

The following table sets forth our selected historical combined financial and other operating data. The historical selected combined financial and other operating data presented below have been prepared to include all of Tyco’s flow control business and are a combination of the assets and liabilities that have been used in managing and operating this business. The combined statement of operations data for the nine months ended June 29, 2012 and June 24, 2011 and the combined balance sheet data as of June 29, 2012 have been derived from our unaudited combined financial statements included elsewhere in this Prospectus. The combined statement of operations data set forth below for the fiscal years ended September 30, 2011, September 24, 2010 and September 25, 2009 and the combined balance sheet data as of September 30, 2011 and September 24, 2010 are derived from our audited combined financial statements included elsewhere in this Prospectus. The combined statement of operations data for the fiscal years ended September 26, 2008 and September 28, 2007 and the combined balance sheet data as of June 24, 2011, September 25, 2009, September 26, 2008 and September 28, 2007 are derived from unaudited combined financial statements that are not included in this Prospectus presented below. The unaudited combined financial statements have been prepared according to U.S. GAAP on the same basis as the audited combined financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Tyco Flow Control has a 52- or 53-week fiscal year that ends on the last Friday in September. Fiscal years 2010, 2009, 2008 and 2007 were all 52-week years, while fiscal year 2011 was a 53-week year.

The selected historical combined financial and other operating data presented below should be read in conjunction with our combined financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Tyco Flow Control.” Our combined financial data may not be indicative of our future performance and does not necessarily reflect what our financial condition and results of operations would have been had we operated as an independent, publicly traded company during the periods presented, including changes that will occur in our operations and capitalization as a result of our spin-off from Tyco.

	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012(1)	June 24, 2011	September 30, 2011(1)(2)	September 24, 2010(1)	September 25, 2009(1)	September 26, 2008(1)	September 28, 2007(1)
	($ in millions)
Combined Statement of Operations Data:
Net revenue	$2,907	$2,564	$3,648	$3,381	$3,492	$3,936	$3,316
Gross profit	944	843	1,170	1,130	1,233	1,321	1,087
Operating income	279	204	306	331	451	512	298
Income from continuing operations	153	98	153	184	233	310	163
Income from discontinued operations, net of income taxes	—	168	172	17	29	341	38
Net income attributable to parent company equity	151	266	324	201	262	649	201

Combined Balance Sheet Data:
Total assets	$5,251	$4,753	$5,144	$4,682	$4,846	$5,157	$5,844
Long-term debt(3)(4)	901	805	876	689	856	693	768
Total liabilities(3)	2,222	2,039	2,132	2,045	2,126	2,277	2,746
Total parent company equity	2,934	2,714	2,919	2,637	2,719	2,879	3,067

Combined Other Operating Data:
Orders	$3,053	$2,732	$3,785	$3,200	$3,100	$4,354	$3,689
Backlog	$1,835	$1,749	$1,744	$1,581	$1,781	$1,994	$1,503

(1)	Income from continuing operations and net income attributable to parent company equity include $34 million and $41 million of corporate expense allocated from Tyco for the nine months ended June 29, 2012 and June 24, 2011, respectively. Income from continuing operations and net income attributable to parent company equity include $52 million, $54 million, $55 million, $63 million and $59 million of corporate expense allocated from Tyco for the years ended September 30, 2011, September 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007, respectively.
(2)	Income from continuing operations and net income attributable to parent company equity include a goodwill impairment charge of $35 million in our Water & Environmental Systems segment related to our Water Systems reporting unit.
(3)	Long-term debt and Total liabilities include $886 million and $787 million of allocated debt as of June 29, 2012 and June 24, 2011, respectively. Long-term debt and total liabilities include $859 million, $671 million, $836 million, $674 million and $763 million of allocated debt for the years ended September 30, 2011, September 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007, respectively.
(4)	Amounts have been allocated from Tyco and are not indicative of debt that will be incurred in the future as an independent, publicly-traded company.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The Unaudited Pro Forma Condensed Combined Statements of Income for the six months ended June 30, 2012 for Pentair and the six months ended June 29, 2012 for Tyco’s flow control business, and the fiscal year ended December 31, 2011 for Pentair and September 30, 2011 for Tyco’s flow control business combine the historical Consolidated Statements of Income of Pentair and the historical Combined Statements of Operations for Tyco’s flow control business, giving effect to the Transactions as if they had been consummated on January 1, 2011, the beginning of the earliest period presented. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical Consolidated Balance Sheets of Pentair as of June 30, 2012 and the historical Combined Balance Sheets of Tyco’s flow control business as of June 29, 2012, giving effect to the Transactions as if they had been consummated on June 30, 2012. The historical combined financial statements of Tyco’s flow control business have been adjusted to reflect certain reclassifications in order to conform with Pentair’s financial statement presentation.

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the acquisition method of accounting with Pentair considered the acquirer of Tyco’s flow control business. Accordingly, consideration given by Pentair to complete the Merger with Tyco’s flow control business will be allocated to assets and liabilities of Tyco’s flow control business based upon their estimated fair values as of the date of completion of the Transactions. As of the date of this Prospectus, Pentair has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of Tyco’s flow control business’ assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Tyco’s flow control business’ accounting policies to Pentair’s accounting policies. A final determination of the fair value of Tyco’s flow control business’ assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Tyco’s flow control business that exist as of the date of completion of the Merger and, therefore, cannot be made prior to the completion of the Transactions. In addition, the value of the consideration to be given by Pentair to complete the Merger will be determined based on the trading price of Pentair’s common shares at the time of the completion of the Merger. Accordingly, the pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary pro forma purchase price adjustments have been made solely for the purpose of providing the Unaudited Pro Forma Condensed Combined Financial Statements presented below. Pentair estimated the fair value of assets and liabilities of Tyco’s flow control business based on discussions with Tyco’s flow control business’ management, preliminary valuation studies, due diligence and information presented in public filings. Until the Merger is completed, both companies are limited in their ability to share information. Upon completion of the Merger, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statement of income. There can be no assurance that such finalization will not result in material changes.

These Unaudited Pro Forma Condensed Combined Financial Statements have been developed from and should be read in conjunction with the respective audited and unaudited consolidated financial statements of Pentair and the historical combined financial statements of Tyco’s flow control business for the fiscal year ended December 31, 2011 and September 30, 2011, respectively, and for the six months ended June 30, 2012 and nine months ended June 29, 2012, respectively, which are included in this Prospectus. The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Tyco Flow Control would have been had the Transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Tyco Flow Control expects to incur significant costs associated with integrating of the operations of Pentair and Tyco’s flow control business. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the Merger.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	Historical As of
In millions	Pentair June 30, 2012	Tyco Flow Control Business June 29, 2012	Pro Forma Adjustments		Pro Forma Condensed Combined
Assets
Current assets
Cash and cash equivalents	$61	$224	$(99)	a	$125
			(61)	a
Accounts and notes receivable, net	572	692	2	b	1,266
Inventories	460	864	101	c	1,425
Deferred tax assets	59	79	—		138
Prepaid expenses and other current assets	124	182	—		306

Total current assets	1,276	2,041	(57)		3,260
Property, plant and equipment, net	381	622	125	d	1,128

Other assets
Goodwill	2,255	2,089	(2,089)	e	4,760
			2,505	e
Intangibles, net	571	114	(114)	f	1,956
			1,385	f
Other	103	385	15	g	503

Total other assets	2,929	2,588	1,702		7,219

Total assets	$4,586	$5,251	$1,770		$11,607

Liabilities and Shareholders’ Equity and Parent Company Investment
Current liabilities
Current maturities of long-term debt	$1	$—	$—		$1
Accounts payable	288	361	—		649
Accrued and other current liabilities	373	519	(50)	h	842

Total current liabilities	662	880	(50)		1,492

Other liabilities
Long-term debt	1,234	901	(452)	i	1,683
Other non-current liabilities	572	441	526	j	1,539

Total liabilities	2,468	2,222	24		4,714
Redeemable noncontrolling interest	—	95	—		95

Shareholders’ equity and parent company investment	2,118	2,934	(2,934)	k	6,798
			4,767	k
			(87)	k

Total liabilities and shareholders’ equity and parent company investment	$4,586	$5,251	$1,770		$11,607

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

	Historical For the Six Months Ended
In millions, except per-share data	Pentair June 30, 2012	Tyco Flow Control Business June 29, 2012	Pro Forma Adjustments		Pro Forma Condensed Combined
Net sales	$1,800	$1,981	$—		$3,781
Cost of goods sold	1,207	1,348	(10)	l	2,580
			5	l
			30	l

Gross profit	593	633	(25)		1,201
Selling, general and administrative	348	452	12	m	812
Research and development	42	—	10	l	52

Operating income	203	181	(47)		337
Other (income) expense:
Equity (income) losses of unconsolidated subsidiaries	(2)	—	—		(2)
Net interest expense	31	20	(20)	n	34
			3	n

Income before income taxes and noncontrolling interest	174	161	(30)		305
Provision for income taxes	38	70	(11)	o	97

Net income before noncontrolling interest	136	91	(19)		208
Noncontrolling interest	3	1	—		4

Net income attributable to shareholders	$133	$90	$(19)		$204

Earnings per common share attributable to shareholders
Basic	$1.34				$0.97
Diluted	$1.32				$0.96
Weighted average common shares outstanding
Basic	99		112	p	211
Diluted	101		112	p	213

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

	Historical For the Fiscal Year Ended
In millions, except per-share data	Pentair December 31, 2011	Tyco’s Flow Control Business September 30, 2011	Pro Forma Adjustments		Pro Forma Condensed Combined
Net sales	$3,457	$3,648	$—		$7,105
Cost of goods sold	2,383	2,478	(18)	l	4,914
			11	l
			60	l

Gross profit	1,074	1,170	(53)		2,191
Selling, general and administrative	626	829	81	m	1,536
Research and development	78	—	18	l	96
Goodwill impairment	201	35	—		236

Operating income	169	306	(152)		323
Other (income) expense:
Equity (income) losses of unconsolidated subsidiaries	(2)	—	—		(2)
Net interest expense	60	41	(51)	n	56
			6	n

Income from continuing operations before income taxes and noncontrolling interest	111	265	(107)		269
Provision for income taxes	73	112	(37)	o	148

Income from continuing operations	38	153	(70)		121
Noncontrolling interest	4	1	—		5

Net income from continuing operations attributable to shareholders	$34	$152	$(70)		$116

Earnings from continuing operations per common share attributable to shareholders
Basic	$0.35				$0.55
Diluted	$0.34				$0.55

Weighted average common shares outstanding
Basic	98		112	p	210
Diluted	100		112	p	212

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

Note 1. Basis of Presentation

On March 27, 2012, Tyco, Tyco Flow Control, Panthro Acquisition, Panthro Merger Sub and Pentair entered into the Merger Agreement under which Tyco Flow Control will combine with Pentair in a tax-free, all-stock merger. Prior to the closing of the Merger, Tyco will cause specified assets and liabilities used in Tyco’s flow control business to be conveyed to Tyco Flow Control. After such conveyance, Tyco will spin off Tyco Flow Control to Tyco shareholders by distributing all of the outstanding Tyco Flow Control common shares to Tyco shareholders. Immediately after the spin-off, Panthro Merger Sub, will merge with and into Pentair, with Pentair surviving the Merger as a wholly owned indirect subsidiary of Tyco Flow Control. As a result of the Merger, Pentair shareholders will receive Tyco Flow Control common shares. In connection with the Merger, it is currently expected, based on the exchange ratio formula set forth in the Merger Agreement and the number of outstanding Pentair common shares and Tyco common shares as of June 30, 2012, that Pentair shareholders will receive approximately 99,205,000 Tyco Flow Control common shares as a result of the transactions or one Tyco Flow Control common share for every one Pentair common share owned on the date of the Merger. However, no fractional shares of Tyco Flow Control common shares will be issued in the Merger. At the close of the Merger, Pentair shareholders will own approximately 47.5% of the common shares of Tyco Flow Control and Tyco shareholders approximately 52.5% of the Tyco Flow Control common shares on a fully diluted basis. It is anticipated that Tyco Flow Control common shares will be traded on the NYSE under the ticker symbol “PNR.”

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of Pentair and Tyco’s flow control business, after giving effect to the Transactions and adjustments described in these notes, and are intended to reflect the impact of the Transactions on Tyco Flow Control’s consolidated financial statements. The accompanying Unaudited Pro Forma Condensed Combined Financial Statements are presented for illustrative purposes only and do not reflect the costs of any integration activities or benefits that may result from realization of future costs savings due to operating efficiencies or revenue synergies expect to result from the Transactions. In addition, throughout the periods covered by the Unaudited Pro Forma Condensed Combined Financial Statements, the operations of Tyco’s flow control business were conducted and accounted for as part of Tyco. These financial statements have been derived from Tyco is historical accounting records and reflect significant allocations of direct costs and expenses. All of the allocation and estimates in these financial statements are based on assumptions that the management of Tyco’s flow control business believes are reasonable. The financial statements do not necessarily represent the financial position of the Tyco’s flow control business had it been operated as a separate independent entity

The Unaudited Pro Forma Condensed Combined Statements of Income for the six months ended June 30, 2012 combine Tyco’s flow control business’ unaudited historical Combined Statement of Income for the six months ended June 29, 2012 with Pentair’s unaudited historical Consolidated Statement of Income for the six months ended June 30, 2012, to reflect the Transactions as if they had occurred as of January 1, 2011. The Unaudited Pro Forma Condensed Combined Statements of Income for the fiscal year ended December 31, 2011 combine Tyco’s flow control business’ audited historical Combined Statement of Operations for the fiscal year ended September 30, 2011 with Pentair’s audited historical Consolidated Statement of Income for the fiscal year ended December 31, 2011, to reflect the Transactions as if they had occurred as of January 1, 2011. The Unaudited Pro Forma Condensed Combined Balance Sheet combines Tyco’s flow control business’ unaudited historical Combined Balance Sheet as of June 29, 2012 with Pentair’s unaudited historical Consolidated Balance Sheet as of June 30, 2012 to reflect the Transactions as if they had occurred as of June 30, 2012.

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the acquisition method of accounting with Pentair considered the accounting acquiror of Tyco’s flow control business. Accordingly, consideration given by Pentair to complete the Transactions will be allocated to assets and liabilities of Tyco’s flow control business based upon their estimated fair values as of the date of completion of the Transactions. As of the date of this Prospectus, Pentair has not completed the detailed valuation studies necessary to arrive at the required estimates of fair value of Tyco’s flow control business’ assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Tyco’s flow control business’ accounting policies to Pentair’s accounting policies. A final determination of the fair value of Tyco’s flow control business’ assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Tyco’s flow control business that exist as of the date of completion of the Merger and, therefore, cannot be made prior to the completion of the Transactions. In addition, the value of the consideration to be given by Pentair to complete the Transactions will be determined based on the trading price of Pentair’s common shares at the time of the completion of the Merger. Accordingly, the pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary pro forma purchase price adjustments have been made solely for the purpose of providing the Unaudited Pro Forma Condensed Combined Financial Statements presented above. Pentair estimated the fair value of Tyco’s flow control business’ assets and liabilities based on discussions with Tyco’s flow control business’ management, preliminary valuation studies, due diligence and information presented in public filings. Until the Transactions are completed, both companies are limited in their ability to share information. Upon completion of the Transactions, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the combined balance sheet and/or statement of income. There can be no assurance that such finalization will not result in material changes.

The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the allocation of the preliminary estimated purchase price to identifiable net assets acquired with the excess recorded as goodwill. The purchase price allocation in these Unaudited Pro Forma Condensed Combined Financial Statements is based upon a purchase price of approximately $4.8 billion. This amount was derived in accordance with the Merger Agreement, as described further below in note 2(k), based on the outstanding Pentair common shares and common stock equivalents and the closing price of Pentair common shares on August 15, 2012. The actual number of Tyco Flow Control common shares issued in the Transactions will be based upon the actual number of Pentair common shares outstanding when the Transactions close, and the valuation of those shares will be based on the trading price of Pentair common shares when the Transactions close. For each $1 change in the price of Pentair common shares, the estimated purchase price will increase or decrease by approximately $112 million, which would result in an increase or decrease to goodwill.

The preliminary estimated purchase price is allocated as follows:

(in millions)
Cash	$125
Accounts receivable	694
Inventories	965
Other current assets	261
Property, plant and equipment	747
Identifiable intangible assets	1,385
Other non-current assets	392
Goodwill	2,505
Current liabilities	(830)
Long-term debt	(415)
Other liabilities and deferred income taxes, including current	(1,062)

Total preliminary estimated purchase price	$4,767

Note 2. Pro Forma Adjustments

The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the following adjustments:

(a) Cash and Cash Equivalents. Cash and cash equivalents have been adjusted for the following:

•	A $40.0 million increase for settlement of net receivables due from Tyco and its affiliates.

•

A $400.0 million increase from the proceeds raised from the debt issuance described in (i) below and assumed repayment of the long-term portion of debt of $539.0 million to result in Tyco Flow Control assumed net debt of $275.0 million (assumed debt of $400.0 million less assumed cash of $125.0 million) in accordance with the Merger Agreement and the Separation and Distribution Agreement.

A summary of these adjustments is as follows:

in millions
Settlement of accounts and notes receivable due from Tyco and affiliates	$2.0
Settlement of long-term receivables due from Tyco and affiliates	134.0
Settlement of accrued and other current liabilities due to Tyco and affiliates	(50.0)
Settlement other non-current liabilities due to Tyco and affiliates	(46.0)
Proceeds raised from assumed new debt	400.0
Repayment of long-term portion of debt	(539.0)

Total	$(99.0)

•

A $34.0 million increase in Pentair’s revolving credit facility for fees related to refinancing its existing revolving credit facility, issuance of $900.0 million in senior notes and a prepayment premium on private placement notes being refinanced.

•	An $11.0 million net decrease for the payment of fees associated with Pentair refinancing its existing revolving credit facility and issuance of $900.0 million in senior notes.

•	Payment of the remaining transaction costs and prepayment premium described in (k) below.

A summary of these adjustments is as follows:

(in millions)
Advance from revolving credit facility	34.0
Fees—refinancing of existing revolving credit facility and issuance of senior notes	(11.0)
Remaining transaction cost described in (k) below	(40.0)
Prepayment premium described in (k) below	(44.0)

Total	$(61.0)

(b) Accounts and Notes Receivable, net. Accounts and notes receivable, net have been adjusted as follows:

•	A $2.0 million decrease for settlement of Tyco’s flow control business receivables due from Tyco and its affiliates.

•

A $4.0 million increase relating to an income tax sharing receivable, as defined by the 2012 Tax Sharing Agreement that Tyco’s flow control business will enter into with Tyco. The actual amounts that Tyco’s flow control business may be entitled to receive under this agreement could vary depending upon the outcome of the unresolved tax matters, which may not be resolved for several years.

A summary of the adjustments is as follows:

in millions
Settlement of receivables due from Tyco and its affiliates	$(2.0)
Receivable related to the 2012 Tax Sharing Agreement	4.0

Total	$2.0

(c) Inventories. A $101.0 million increase in finished goods inventory to reflect the estimated fair value of Tyco’s flow control business’ inventories.

(d) Property, Plant and Equipment. A $125.0 million increase in property, plant and equipment ($105.0 million in plant and equipment and $20.0 million in property) to reflect the estimated fair value of Tyco’s flow control business’ property, plant and equipment. Plant and equipment are expected to be depreciated over a weighted average life of approximately 10 years.

For each $10.0 million adjustment to property, plant and equipment, assuming a weighted average useful life of 10 years, depreciation expense would increase or decrease by $1.0 million and $0.5 million for the year ended December 31, 2011 and the six months ended June 30, 2012, respectively.

(e) Goodwill. Represents the elimination of $2.1 billion of existing goodwill of Tyco’s flow control business and the assignment of $2.5 billion of goodwill attributable to the Merger.

(f) Intangible Assets. Represents the elimination of $114.0 million of existing intangible assets of Tyco’s flow control business and the recording of $1.4 billion identifiable intangibles assets attributable to the Merger.

The estimated intangible assets attributable to the Merger are comprised of the following:

	Amount	Annual Amortization Expense	Quarterly Amortization Expense	Estimated Weighted Average Life
	(in millions)
Indefinite lived intangible asset	$390.0	$—	$—	N/A
Definite lived intangible asset	875.0	87.5	21.9	10
Customer backlog	120.0	60.0	15.0	2

Total	$1,385.0	$147.5	$36.9

Indefinite lived intangible assets are expected to consist of trademarks and trade names and definite lived intangible assets are expected to consist of customer lists and developed technology.

Our estimated fair values for this pro forma presentation for trade names and developed technology were measured using the relief-from-royalty method. This method assumes the trade names and developed technology have value to the extent that the owner is relieved of the obligation to pay royalties for the benefits received from them. Significant assumptions required for this method are revenue growth rates for the related brands, the appropriate royalty rate and an appropriate discount rate.

Our estimated fair values for this pro forma presentation for customer lists and backlog were measured using the multi-period excess earnings method. The principle behind the multi-period excess earnings method is that the value of an intangible is equal to the present value for the incremental after-tax cash flows attributable only to the subject intangible asset. Significant assumptions required for this method are revenue growth rates and profitability related to customers, customer attrition rates and an appropriate discount rate.

For each $50.0 million adjustment to definite lived intangible assets, assuming a weighted average useful life of approximately 10 years, amortization expense would increase or decrease by $5.0 million and $2.5 million for the year ended December 31, 2011 and the six months ended June 30, 2012, respectively.

(g) Other. Other assets have been adjusted for the following:

•	A $134.0 million decrease for the settlement of various receivables due from Tyco and its affiliates.

•

An adjustment to reflect a $141.0 million increase to deferred tax assets for U.S. federal and certain foreign net operating loss carry-forwards and certain other foreign tax attributes that will be transferred to Tyco Flow Control upon separation.

•

A net adjustment of $8.0 million to reflect the fees associated with Pentair refinancing its existing revolving credit facility and issuance of $900.0 million in senior notes less the expense of capitalized fees associated with the existing revolving credit facility and private placement notes being refinanced. The expense for the fees associated with the existing revolving credit facility and private placement notes being refinanced are not included in the Unaudited Pro Forma Condensed Combined Statements of Income as they are non-recurring expenses.

A summary of the adjustments is as follows:

(in millions)
Settlement of long-term receivables due from Tyco and affiliates	$(134.0)
Adjustment to deferred taxes	141.0
Fees—Pentair’s new revolving credit facility	3.5
Fees—Pentair’s new senior notes	7.5
Fees—Pentair’s existing revolving credit facility and private placement notes	(3.0)

Total	$15.0

(h) Accrued and Other Current Liabilities A $50.0 million decrease for the settlement of various liabilities due to Tyco and its affiliates.

(i) Long-Term Debt. Long-term debt has been adjusted for the following:

•	Assumed settlement of $886.0 million of Tyco’s flow control business’ long-term debt, which represent amounts allocated by Tyco for carve-out purposes.

•

Adjustments required to result in Tyco Flow Control net debt of $275.0 million (assumed debt of $400.0 million less assumed cash of $125.0 million) in accordance with the Separation and Distribution Agreement. The assumed debt of $400 million is based on the assumption that Tyco Flow Control will have $125 million in cash and $400 million in new debt is needed to result in net indebtedness of $275 million as required by the Separation and Distribution Agreement. To the extent that Tyco Flow Control has more or less than $125 million in cash and cash equivalents (up to a maximum of $225 million), the new debt amount would also increase or decrease dollar for dollar up to a maximum of $500 million. It is planned that the required $400.0 million of new debt will be raised through a senior notes issuance aggregating $900.0 million. The additional $500.0 million will be used to refinance existing Pentair private placement notes.

•

A $34.0 million increase in Pentair’s revolving credit facility for fees related to the refinancing of its existing revolving credit facility, issuance of $900.0 million in senior notes and a prepayment premium on private placement notes being refinanced.

A summary of the adjustments is as follows:

(in millions)
Settlement of long-term debt due to Tyco and its affiliates	$(886.0)
New debt per Separation and Distribution Agreement	400.0
Refinancing of Pentair notes—existing private placement notes	(500.0)
Refinancing of Pentair notes—new senior notes	500.0
Pentair advance on revolving credit facility	34.0

Total	$(452.0)

(j) Other Non-Current Liabilities. Other non-current liabilities have been adjusted for the following:

•

A $13.0 million increase relating to an income tax sharing payable, as defined by the 2012 Tax Sharing Agreement that Tyco’s flow control business will enter into with Tyco. The actual amounts that Tyco’s flow control business may be obligated to pay under this agreement could vary depending upon the outcome of the unresolved tax matters, which may not be resolved for several years.

•	A $46.0 million decrease for the settlement of various liabilities due to Tyco and its affiliates.

•	An adjustment to reflect a $7.8 million increase to non-current income taxes payable for certain foreign income tax liabilities that will be transferred to Tyco Flow Control upon separation.

•

An adjustment to reflect a $12.1 million decrease to deferred tax liabilities for U.S. federal and certain foreign net operating loss carry-forwards that will be transferred to Tyco Flow Control upon separation.

•

An adjustment to deferred tax liabilities representing the deferred income tax liability based on the U.S. federal statutory rate of 35% multiplied by the fair value adjustments made to assets acquired and liabilities assumed, excluding goodwill. For purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, the U.S. federal statutory tax rate of 35% has been used. This does not reflect Tyco Flow Control’s effective tax rate, which will include other tax items such as state and foreign taxes as well as other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the combined company. The adjustment was calculated as follows:

(in millions)
Identifiable intangible assets	$1,385.0
Property, plant and equipment fair market value step-up	125.0
Inventory fair market value step-up	101.0

Total	1,611.0
Statutory tax rate	35.0%

Deferred tax liability adjustment	$563.9

A summary of the adjustments is as follows:

(in millions)
Adjustment to income taxes payable – tax sharing	$13.0
Settlement of liabilities due to Tyco and its affiliates	(46.0)
Adjustment to income taxes payable	7.8
Adjustment to deferred taxes – separation	(12.1)
Adjustment to deferred taxes – purchase accounting	563.9

Total	$526.6

(k) Shareholders’ Equity and Parent Company Investment. Shareholders’ equity and parent company investment has been adjusted for the following:

•	Elimination of Tyco Flow Control’s parent company investment of $2.9 billion.

•	Adjustment to reflect Merger consideration calculated as follows:

(in millions, except $ per share)
Pentair shares outstanding — diluted	101.51
Price per share of Pentair common share at August 15, 2012	$42.49

Pentair market value before Merger	$4,313.0
Pentair shareholders ownership after Merger	47.5%

Pentair market value after Merger	9,080.1
Less Pentair market value before Merger	(4,313.0)

Value of Tyco Flow Control shares issued	$4,767.0

•

A $40.0 million decrease to reflect estimated remaining transaction costs related to the Transactions. These represent estimated one-time investment banking, legal and professional fees and are not presented net of tax as they are believed to be nondeductible. Additionally, these costs are not included in the Unaudited Pro Forma Condensed Combined Statements of Income as they are non-recurring expenses.

•

In connection with Pentair refinancing $500.0 million of existing private placement notes, it will incur an estimated prepayment premium of $44.0 million, net of tax. The prepayment premium is not included in the Unaudited Pro Forma Condensed Combined Statements of Income as it is a non-recurring expense.

•

A $3.0 million decrease to reflect the expense associated with the remaining debt issuance costs for the existing revolving credit facility and private placement notes. The expense is not included in the Unaudited Pro Forma Condensed Combined Statements of Income as it is a non-recurring expense.

A summary of these adjustments is as follows:

(in millions)
Remaining transaction costs	(40.0)
Prepayment premium	(44.0)
Remaining debt issuance costs	(3.0)

Total	$(87.0)

The Unaudited Pro Forma Condensed Combined Income Statement reflects the following adjustments:

(l) Cost of Goods Sold.

•

A reclassification of $18.0 million for the year ended September 30, 2011 and $10.0 million for the six months ended June 29, 2012 of Tyco’s flow control business’ research and development costs from Cost of goods sold to Research and development to conform with Pentair’s financial statement presentation.

•

An increase in depreciation expense of $10.5 million for the year ended December 31, 2011 and $5.3 million for the six months ended June 30, 2012 resulting from the increase in the value of the Tyco’s flow control business’ property, plant and equipment noted in (d) above.

•

An increase in amortization expense of $60.0 million for the year ended December 31, 2011 and $30.0 million for the six months ended June 30, 2012 resulting from the adjustment to customer backlog noted in (f) above.

(m) Selling, General and Administrative.

•

An increase in amortization expense of $81.0 million for the year ended December 31, 2011 and $35.8 million for the six months ended June 30, 2012 resulting from the adjustments to intangible assets noted in (f) above.

The following table summarizes the change in amortization expense:

(in millions)	Year ended December 31, 2011	Six Months ended June 30, 2012
New amortization expense	$87.5	$43.8
Existing amortization expense	6.5	8.0

Incremental amortization expense	$81.0	$35.8

•	Elimination of $17.9 million in Pentair one-time costs related to the Transactions incurred during the six months ended June 30, 2012.

•	Elimination of $6.0 million in Tyco’s flow control business one-time costs related to the Transactions incurred during the six months ended June 30, 2012.

A summary of the adjustments for the six months ended June 30, 2012 are as follows:

(in millions)
Incremental amortization expense	$35.8
Elimination of Pentair one-time costs	(17.9)
Elimination of Tyco Flow Control one-time costs	(6.0)

Total	$11.9

(n) Interest Expense. Interest expense has been adjusted for the following:

•

To eliminate the interest expense allocated to the Tyco Flow Control Business for carve-out purposes of $51.0 million for the year ended September 30, 2011 and $20.0 million for the six months ended June 29, 2012.

•

To include an estimate for interest expense on the additional debt necessary to result in net debt of $275.0 million (assumed debt of $400.0 million less assumed cash of $125.0 million) per the Separation and Distribution Agreement and the interest rate differential on the refinancing of $500.0 million of Pentair private placement notes. The estimated interest expense was calculated as follows:

(in millions)
Additional debt—per agreements	$400.0
Refinanced debt	500.0

Total new debt	$900.0

		Year ended December 31, 2011	Six Months ended June 30, 2012
(in millions)
Composition of new debt and related interest expense:
New senior notes—5 year @ 3.0% interest rate	$300.0	$9.0	$4.5
New senior notes—10 year @ 4.0% interest rate	600.0	24.0	12.0

Total new debt	$900.0	33.0	16.5

Amortization—new debt issuance costs		1.6	0.8
Amortization—old debt issuance costs		(0.9)	(0.4)
Interest expense—refinanced private placement notes @ 5.6%		(27.9)	(13.9)

Pro forma interest expense adjustment		$5.8	$3.0

The interest rates on the new senior notes will be fixed rates. The 3.0% interest rate on the $300.0 million in 5 year senior notes and the 4.0% interest rate on the $600.0 million in 10 year senior notes are based on current market rates for fixed rate senior notes.

For each one-eighth of 1% (12.5 basis points) change in the estimated interest rate associated with the $900.0 million borrowing, interest expense would increase or decrease by $1.1 million and $0.6 million for the year ended December 31, 2011 and the six months ended June 30, 2012, respectively.

(o) Provision for Income Taxes. For purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, the U.S. federal statutory tax rate of 35% has been used. This does not reflect Tyco Flow Control’s effective tax rate, which will include other tax items such as state and foreign taxes as well as other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the combined company. The adjustment to the provision for income taxes is calculated as follows:

	Year ended December 31, 2011	Six Months ended June 30, 2012
(in millions)
Income before taxes and noncontrolling interest	$(106.5)	$(30.1)
Statutory income tax rate	35.0%	35.0%

Provision for income taxes	$(37.3)	$(10.5)

(p) Earnings per Share. The adjustment to the pro forma combined basic and diluted earnings per share for the six months ended June 30, 2012 and the year ended December 31, 2011 to reflect the impact of the Transactions are calculated as follows:

(in millions, except $ per share)
Pentair shares outstanding before Merger	101.5
Pentair shareholders ownership after Merger	47.5%

Pro forma total shares after Merger	213.7
Less Pentair shares outstanding before Merger	(101.5)

Pro forma shares issued to Tyco Flow Control shareholders	112.2

(q) Items Not Included. The following are material non-recurring charges related to the Transactions which are not included in the Unaudited Pro Forma Condensed Combined Statements of Income:

•

An estimated $101.0 million of amortization expense related to the estimated fair market value step-up of Tyco Flow Control’s finished goods inventory. The estimated fair market value step-up is considered nonrecurring as it would be amortized over the first inventory turn, which is estimated to be less than 12 months.

•	An estimated $57.5 million of one-time transaction costs related to the Transactions.

•	An estimated $19.6 million one-time charge for stock and other incentive compensation related to change-in-control provisions of the incentive awards.

•	An estimated $44.0 million one-time charge for a prepayment premium associated with refinancing $500.0 million of Pentair private placement notes.

•	A $3.0 million one-time charge for debt issuance cost related to the private placement notes being refinanced.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

Presented below are Pentair’s historical per share data for the six months ended June 30, 2012 and the year ended December 31, 2011 and Tyco Flow Control unaudited pro forma combined per share data for the six months ended June 30, 2012 and the year ended December 31, 2011. This information should be read together with the consolidated financial statements and related notes of Pentair are included elsewhere in this Prospectus and with the unaudited pro forma combined financial data included under “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 113. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the Transactions had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results of the combined company. The historical book value per share is computed by dividing total stockholders’ equity for Pentair by the number of Pentair common shares outstanding at the end of the period. The pro forma earnings per share of the combined company is computed by dividing the pro forma income by the pro forma weighted average number of Tyco Flow Control common shares outstanding. The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders’ equity by the pro forma number of Pentair common shares outstanding at the end of the respective periods.

Pentair Historical	Six Months Ended June 30, 2012	Fiscal Year Ended December 31, 2011
Earnings per share attributable to Pentair, Inc.:
Basic	$1.34	$0.35
Diluted	$1.32	$0.34
Book value per common share	$21.35	$20.76
Cash dividends	$0.44	$0.80

Tyco Flow Control Unaudited Pro Forma Combined Amounts	Six Months Ended June 30, 2012	Fiscal Year Ended December 31, 2011
Earnings per share from continuing operations attributable to shareholders:
Basic	$0.97	$0.55
Diluted	$0.96	$0.55
Book value per common share	$32.16	N/A
Cash dividends	$0.44	$0.80

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF TYCO FLOW CONTROL

Introduction

The following information should be read in conjunction with the “Selected Historical Combined Financial Data for Tyco Flow Control” and our combined financial statements and related notes included elsewhere in this Prospectus. The following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

On September 19, 2011, Tyco announced plans for the complete legal and structural separation of its flow control business from Tyco. On March 28, 2012, Tyco announced that it, Tyco Flow Control, Panthro Acquisition, a wholly-owned subsidiary of Tyco Flow Control, and Panthro Merger Sub, a wholly-owned subsidiary of Panthro Acquisition, had entered into the Merger Agreement with Pentair, providing that immediately following the Distribution and on the terms and subject to the other conditions of the Merger Agreement, Panthro Merger Sub will merge with and into Pentair, with Pentair surviving the Merger as a wholly owned indirect subsidiary of Tyco Flow Control.

The spin-off will be completed through the pro rata distribution of Tyco Flow Control shares to Tyco shareholders as of the record date. After giving effect to the Transactions, Tyco shareholders as of the record date and their transferees will own approximately 52.5% of the common shares of Tyco Flow Control on a fully-diluted basis (excluding treasury shares). Tyco Flow Control will operate as an independent, publicly traded company that combines Tyco’s flow control business and Pentair’s business.

Prior to the spin-off, Tyco will complete the Internal Transactions as described in “The Separation and Distribution Agreement and the Ancillary Agreements.” Additionally, Tyco Flow Control and Tyco expect to enter into a series of agreements, including the Separation and Distribution Agreement, Transition Services Agreement, 2012 Tax Sharing Agreement and certain other commercial arrangements, which are also described in “The Separation and Distribution Agreement and the Ancillary Agreements.” Completion of the Transactions is subject to certain conditions, as described in “The Merger Agreement” and “The Separation and Distribution Agreement and the Ancillary Agreements—The Separation and Distribution Agreement—Conditions and Termination.”

The combined financial statements for Tyco Flow Control reflect all of the assets, liabilities, revenue and expenses directly associated with Tyco’s management and operation of its flow control business. In addition, certain general corporate overhead, other expenses and debt and related interest expense have been allocated by Tyco to Tyco Flow Control. Management believes such allocations are reasonable; however, they may not be indicative of the actual debt or expenses that Tyco Flow Control would have incurred had it been operating as an independent, publicly traded company for the periods presented, nor are they indicative of the costs that we will incur in the future. As a result, our financial statements may not be indicative of the financial position, results of operations and cash flows that we would have achieved had we operated as an independent entity for the periods presented. Tyco Flow Control has a 52- or 53-week fiscal year that ends on the last Friday in September. Fiscal years 2010 and 2009 were all 52-week years, while fiscal year 2011 was a 53-week year.

Executive Overview

Our Company

We are a global leader in the industrial flow control market. We specialize in the design, manufacture and servicing of highly engineered valves, actuation & controls, electric heat management solutions, and water transmission and distribution products. Our broad portfolio of products and services serves flow control needs primarily across the general process, oil & gas, water, power generation and mining industries. Our net revenue and operating income for fiscal year 2011 were $3.6 billion and $306 million, respectively.

We conduct our business through three reportable segments:

•

Our Valves & Controls segment is one of the world’s largest manufacturers of valves, actuators and controls. The segment’s leading products, services and solutions address many of the most challenging flow applications in the general process, oil & gas, power generation and mining industries. Net revenue for this segment in fiscal year 2011 was $2.2 billion, or 61% of our total net revenue.

•

Our Thermal Controls segment is a leading provider of complete electric heat management solutions, primarily for the oil & gas, general process and power generation industries. Net revenue for this segment in fiscal year 2011 was $734 million, or 20% of our total net revenue.

•

Our Water & Environmental Systems segment is a leading provider of large-scale water transmission and distribution products and water/wastewater systems in the Pacific and Southeast Asia regions. Net revenue for this segment in fiscal year 2011 was $699 million, or 19% of our total revenue.

We also provide general corporate services to our segments, the costs of which are reported as Corporate Expenses.

We sell our products through multiple channels based on local market conditions and demand. We serve our extensive global customer base through 45 major manufacturing locations and 93 after-market service centers around the world.

Our Markets

We define our markets based on the industries in which the end users of our products operate. We categorize our primary end-markets as general process, oil & gas, water, power generation, mining and other. We often sell our products to intermediaries (for example, distributors and agents) or subcontract our services. In these instances, we have less direct knowledge regarding the ultimate use of our products and services. As a result, our categorization of our revenue by industry may not precisely reflect the sources of our revenue. The following table sets forth our estimate of the percentage of revenue that we derived from the different end-markets we serve across all of our businesses for the periods presented.

Industry*	Revenue
	Fiscal Year 2011	Fiscal Year 2010
General Process	32%	30%
Oil & Gas	24%	24%
Water	16%	20%
Power Generation	14%	13%
Mining	7%	5%
Other	7%	8%

*	We define (i) the general process industries to include, the chemical and petrochemical processing, food and beverage, marine, pulp and paper, building service, defense, water (with respect to Valves & Controls only) and other smaller industries; (ii) the oil & gas industry to include exploration and production, gathering, processing, transportation and storage and refining and marketing; (iii) the water industries as primarily the water pipeline transmission and distribution sectors; (iv) the power generation industry as the coal, nuclear, natural gas and solar power generation sectors; (v) the mining industry as the extraction and processing of non-petroleum mineral resources, including coal, ferrous, non- ferrous, precious and specialty minerals; and (vi) other industries as consisting primarily of products and services sold to residential and commercial buildings and environmental projects.

We serve customers in almost 100 countries across both developed and emerging markets. Our revenue is geographically diversified: in fiscal year 2011, 31% was derived from customers in the Americas, 28% from Europe, Middle East and Africa (“EMEA”) and 41% from the Asia-Pacific region. We estimate that 24% of our fiscal year 2011 revenue was derived from customers in the emerging markets. Our customer base is also broadly diversified, with no single customer accounting for more than 5% of our revenue during fiscal year 2011. We present our geographic revenue in the footnotes based on the origin of the transaction as opposed to the location of the customer.

Demand for our offerings is primarily driven by our end users’ plans for capital investment in new projects and their expenditures for continuing maintenance. Such spending is, in turn, influenced by several factors, including general and industry-specific economic conditions, credit availability, expectations as to future market behavior, volatility in commodity prices and (in the case of customers that are governments or that rely on public funding) political factors.

Capital projects consist of new construction, increases in capacity and expansion upgrades, which may include engineering, design or installation work. For many of our customers, the decision to invest in a new capital project will be significantly influenced by demand expectations stemming from current and expected price levels for the products they process or the raw materials they use. Maintenance expenditures relate to the replacement or maintenance of products at existing sites; the repair, maintenance or testing of customer equipment; and orders for distributor stock. Compared with capital spending, maintenance expenditures tend to be more predictable in their level and timing and less dependent on macroeconomic factors, since maintenance requirements are primarily determined by planned schedules. However, unplanned events such as equipment failures, power outages and weather-related and other natural events can impact the level of maintenance spending as well. Planned maintenance expenditures are determined by the expected life span, utilization rate and reliability of equipment, while unplanned maintenance expenditures are event-driven.

Our large installed base of products, global reach, technical ability and overall reputation for quality have helped us build strong customer relationships that provide us with a competitive advantage in winning new installation work and capturing significant after-market revenue.

Our Thermal Controls and Water & Environmental Systems segments are characterized by two types of business, differentiated based on the size and frequency of orders: a “base business,” which consists of a large number of small- and medium-sized orders (generally less than $20 million) for products and services, and a “major capital project business,” which consists of a few large orders per year (generally more than $20 million) generated from major capital projects undertaken by our customers. Orders related to the base business typically convert to revenue within three months. Base business order activity is more consistent from period to period than is major capital project order activity, and is generally dependent on the overall level of economic activity in the end-markets we serve.

In our Thermal Controls segment, major capital project activity generally relates to our turnkey electric heat management services, for which projects can span more than one year. In our Water & Environmental Systems segment, major capital project activity typically relates to major infrastructure projects that can span several years. When a major capital project will start and when it will be completed are difficult to predict, and the number of major capital projects undertaken in any period depends on a variety of factors over which we have no control. Due to the size of these major capital projects, and the fact that it may take years for us to recognize revenue related to them, results in our Thermal Controls and Water & Environmental Systems segments can be subject to significant fluctuation depending on their presence or absence and the timing of the project. In our Thermal Controls segment, revenue derived from major capital project orders has accounted for an average of approximately 14% of segment revenue over the past three years. In our Water & Environmental Systems segment, revenue derived from such orders has accounted for an average of approximately 15% of segment revenue over the past three years.

2012 Company Outlook

We believe that our major end-markets have been and will continue to be attractive. Recently, they have demonstrated strong capital investment growth. For example, our oil & gas and mining end-markets have experienced compound annual growth rates (“CAGR”) of 5–6% over the past five years. Capital investment in the oil & gas and mining markets has tended to be driven by demand expectations related to energy use and commodity prices, while capital investment in the rest of our end-markets is more closely related to overall gross domestic product growth in the applicable region. We expect much of the growth in our end-markets to continue to be driven by economic expansion in emerging markets, where infrastructure-related capital investment has grown at a more than 20% CAGR over the past five years. We expect developed markets, on the other hand, to continue to be major sources of maintenance investment related to the large installed capital bases. Despite the overall strength of our end-markets, some of them have exhibited differing levels of volatility and may continue to do so over the medium and longer term. While we believe the general trends are robust, factors specific to each of our major end-markets may affect the capital spending plans of our customers.

Our Results of Operations

Throughout this discussion of our results of operations, we discuss the impact of fluctuations in non-U.S. currency exchange rates. We have calculated currency effects by translating current period results based on average rates in effect over the applicable period. Currency effects on backlog are calculated using the change in period-end exchange rates. Organic revenue growth (decline) is a non-U.S. GAAP measure and excludes the impact of acquisitions, divestitures, changes in currency exchange and certain other items (such as the effect of the 53rd week of operations in fiscal year 2011). Important disclosures related to organic revenue, including a reconciliation to U.S. GAAP net revenue, appear beginning on page 149.

Orders and Backlog

	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Orders	$3,053	$2,732	$3,785	$3,200	$3,100
Backlog (end of period)	$1,835	$1,749	$1,744	$1,581	$1,781

Orders and backlog are reported at the undiscounted value of the revenue we expect to recognize when the related goods or services are delivered. We record and report an order upon receipt of a firm customer order that contractually covers the price, scope of products or services and delivery schedule that we are obligated to provide and the payment terms under which our customer is obligated to pay for such products or services.

The amount of orders that we report in a given period reflects the amount of new orders received during the period and the value of any changes to existing orders received during the period. These changes may include the cancellation of orders, a change in scope of products or services to be provided or a change in price. Orders from acquired businesses are included directly in backlog during the period when the acquisition closes and are not reflected in orders.

We define backlog at any point in time as the amount of revenue we expect to generate from all open orders. Most of our backlog typically converts to revenue in three to nine months, but a portion, particularly from orders for major capital projects, can take more than one year depending on the size and type of order. Orders can be cancelled, delayed or modified by our customers and therefore the size of our backlog is not necessarily a reliable predictor of future revenue.

Orders in the first nine months of 2012 increased by $321 million, or 11.7%, as compared with the prior year period. Excluding unfavorable currency effects of $41 million, orders increased 13.3%. The increase in orders was primarily attributable to orders strength in the oil & gas and general process end-markets in our Valves & Controls segment.

Orders in fiscal year 2011 increased by $585 million, or 18.3%, as compared with fiscal year 2010. Excluding favorable currency effects of $180 million, orders increased by 12.7%. The increase in orders was primarily attributable to strength in our Valves & Controls segment driven by the strength of the general process and oil & gas end-markets. The increase was also attributable to the colder winter season in early fiscal year 2011, which resulted in an increase in Thermal Controls’ order activity in EMEA and North America. The remaining increase was due to Thermal Controls’ orders for a major capital project in North America. These increases were partially offset by the impact of a decline in orders in our Water & Environmental Systems segment due to weather-related delays for several projects in Australia.

Orders in fiscal year 2010 increased by $100 million, or 3.2%, as compared with fiscal year 2009. Excluding favorable currency effects of $203 million, orders declined by 3.3%, driven by a decrease in orders in our Valves & Controls segment attributable to lower capital spending due to adverse global economic conditions. The decreased orders in our Valves & Controls segment were partially offset by higher volume of orders in our Thermal Controls segment due to an increase in major capital project orders and by higher order levels in our Water & Environmental Systems segment.

Backlog of $1.8 billion at June 29, 2012 increased by $86 million, or 4.9%, as compared with June 24, 2011. Excluding an unfavorable currency effect of $132 million, backlog increased by 12.5% driven by the order strength in our end-markets discussed above and backlog acquired from the KEF Holdings Ltd. (“KEF”) acquisition, which closed in the fourth quarter of our 2011 fiscal year. Within the 12 months following June 29, 2012, we expect to ship approximately 90% of our June 29, 2012 backlog.

Backlog of $1.8 billion at June 29, 2012 increased by $91 million, or 5.2%, from September 30, 2011. Excluding unfavorable currency effects of $44 million, backlog increased 7.7% driven by increased order activity as discussed above.

Net Revenue

	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Net Revenue	$2,907	$2,564	$3,648	$3,381	$3,492
Net Revenue Growth (Decline)	13.4%	N/A	7.9%	(3.2%)	N/A
Organic Revenue Growth (Decline)	13.4%	N/A	0.7%	(9.9%)	N/A

Net revenue in the first nine months of 2012 increased by $343 million, or 13.4%, as compared with the comparable prior year period. Organic revenue growth was 13.4% and was primarily driven by increased shipments to the oil & gas and general process end-markets in our Valves & Controls segment and increased major capital project activity in our Thermal Controls segment. Overall net revenue included unfavorable currency effects of $55 million and a $57 million increase due to the net impact of acquisitions and divestitures.

Net revenue in fiscal year 2011 increased by $267 million, or 7.9%, as compared with fiscal year 2010. Organic revenue growth of 0.7% was primarily driven by an increase in sales in our Valves & Controls segment due to strength across all of our end-markets, increased product sales in North America and EMEA in our Thermal Controls segment due to the colder winter season in early fiscal year 2011, and increased activity related to a major capital project in our Thermal Controls segment that provides electric heat management services to a refinery in the United States. These increases were largely offset by a decrease in net revenue in our Water & Environmental Systems segment due to the completion of a major capital project that provided desalination services in Australia in the first quarter of fiscal year 2011, along with extreme weather conditions in Australia which adversely impacted sales in fiscal year 2011. The overall net revenue increase included favorable currency effects of $183 million, $17 million of revenue related to the net impact of acquisitions and divestitures and $45 million of revenue due to the impact of an additional week of operations due to the timing of our fiscal year 2011 end.

Net revenue in fiscal year 2010 decreased by $111 million, or 3.2%, as compared with fiscal year 2009. Organic revenue declined 9.9%, primarily driven by a significant decrease in sales across the end-markets served by our Valves & Controls segment due to adverse global economic conditions, partially offset by revenue from a major capital project in our Water & Environmental Systems segment that provided desalination services in Australia. Currency effects favorably impacted revenue by $216 million, while our acquisitions in Brazil during fiscal year 2010 partially offset the organic revenue decline.

Gross Profit and Gross Profit Margin

	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Gross Profit	$944	$843	$1,170	$1,130	$1,233
Gross Profit Margin	32.5%	32.9%	32.1%	33.4%	35.3%

Gross profit in the first nine months of 2012 increased by $101 million, or 12%, as compared with the same prior year period. Excluding unfavorable currency effects of $19 million, gross profit increased by $120 million or 14. 2%. The increase was primarily attributable to higher revenue in our Valves & Controls and Thermal Controls segments. The gross profit margin declined driven by unfavorable mix impact in our Valves & Controls and Thermal Controls segments as well as a loss provision related to a water project retained from a business previously divested.

Gross profit in fiscal year 2011 increased by $40 million, or 3.5%, as compared with fiscal year 2010. Excluding favorable currency effects of $56 million, gross profit decreased by $16 million, or 1.4%. These declines were driven by a decline in gross profit in our Water & Environmental Systems segment due to severe weather-related project delays, which led to unfavorable fixed cost absorption in manufacturing plants, and the absence of a major capital project that was completed in the first quarter of fiscal year 2011 that provided desalination services in Australia. Increased investments in our Valves & Controls segment also contributed to the gross profit decline. These two factors together accounted for 1.3% of the gross profit decline. These decreases were partially offset by strength in our Thermal Controls segment due to the colder winter season in early fiscal year 2011 and the work on a major capital project in North America that provides electric heat management services to a refinery in the United States.

Gross profit in fiscal year 2010 decreased by $103 million, or 8.4%, as compared with fiscal year 2009. Excluding the favorable currency effects of $65 million, gross profit decreased by $168 million, or 13.6%. The decrease was primarily attributable to the decrease in sales volume in our Valves & Controls segment due to adverse global economic conditions. To a lesser extent, the decrease was due to an adverse mix of work on some major capital projects in our Thermal Controls segment, which included lower margin labor construction work versus higher margin design and product delivery work, and the negative effects of a provision for an expected loss related to the completion a long-term construction contract in our Water & Environmental Systems segment, which together accounted for 1.9% of the gross profit decline.

Selling, General and Administrative Expense (“SG&A”)

	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
SG&A	$646	$595	$825	$772	$767
SG&A as a percentage of net revenue	22.2%	23.2%	22.6%	22.8%	22.0%

SG&A in the first nine months of 2012 increased by $51 million, or 8.6%, as compared with the comparable prior year period. SG&A included a decrease due to currency effects of $10 million, or 1.7%. Excluding currency effects, SG&A increased $61 million, or 10.3%. This increase was driven primarily by an increase in sales volume. SG&A as a percentage of revenue has declined, reflecting the positive impact of volume leverage across the business.

SG&A in fiscal year 2011 increased by $53 million, or 6.9%, as compared with fiscal year 2010. SG&A included an increase due to currency effects of $30 million, or 3.9%. Excluding currency effects, SG&A increased $23 million, or 3.0%. This increase was primarily attributable to increased volumes and investment in key markets.

SG&A in fiscal year 2010 increased by $5 million, or 0.7%, as compared with fiscal year 2009. SG&A included an increase due to currency effects of $33 million, or 4.3%. Excluding currency effects, SG&A decreased $28 million, or 3.7%. The decrease was driven by cost containment actions.

Operating Income

	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Operating Income	$279	$204	$306	$331	$451
Operating Margin	9.6%	8.0%	8.4%	9.8%	12.9%

Operating income in the first nine months of 2012 increased by $75 million, or 36.8%, as compared with the same prior year period. Excluding unfavorable currency effects of $8 million, or 3.9%, the increase was $83 million, or 40.7%. The increase was attributable to increased volume in our Valves & Controls and Thermal Controls segments discussed above and the absence of a $35 million impairment of goodwill related to our Water Systems reporting unit within our Water & Environmental Systems segment recorded in the first nine months of fiscal year 2011. Operating margin increased by 1.6 percentage points.

Operating income in fiscal year 2011 decreased by $25 million, or 7.6%, as compared with fiscal year 2010. Excluding favorable currency effects of $22 million, or 6.6%, the decrease was $47 million, or 14.2%. That decrease was primarily attributable to a goodwill impairment of $35 million related to our Water Systems reporting unit, a reduction in volume and the impact of lower production in our Water & Environmental Systems segment. This was partially offset by an increase in sales volume in our Valves & Controls segment and in Thermal Controls in North America and EMEA related to the colder winter season in early fiscal year 2011 and lower restructuring expenses in our Valves & Controls segment. Operating margin decreased by 1.4 percentage points.

Operating income in fiscal year 2010 decreased by $120 million, or 26.6%, as compared with fiscal year 2009. Excluding favorable currency effects of $31 million, or 6.9%, the decrease was $151 million or 33.5%. That decrease was primarily attributable to the lower volumes in our Valves & Controls segment due to the negative impact to our end-markets from adverse global economic conditions, partially offset by a reduction in SG&A in our Valves & Controls segment, increased volume in our Thermal Controls and Water & Environmental Systems segments and restructuring and cost control actions taken in prior periods in our Water & Environmental Systems segment. Operating margin decreased by 3.1 percentage points.

Interest Expense and Interest Income

	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Interest Expense	$(38)	$(36)	$(52)	$(55)	$(66)
Interest Income	$9	$9	$11	$5	$7

Interest Expense

Interest expense was $38 million in the first nine months of 2012 as compared to $36 million in the first nine months of 2011. Interest expense for the first nine months of both 2012 and 2011 was allocated expense related to Tyco external debt.

Interest expense was $52 million in fiscal year 2011 as compared to $55 million in fiscal year 2010. Included in fiscal year 2011 was $50 million of allocated interest expense related to Tyco external debt compared to $53 million in fiscal year 2010.

Interest expense was $55 million in fiscal year 2010 as compared to $66 million in fiscal year 2009. Included in fiscal year 2010 was $53 million of allocated interest expense related to Tyco external debt compared to $61 million in fiscal year 2009.

Tax Expense and Tax Rate

	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Income tax expense	$(97)	$(79)	$(112)	$(98)	$(159)
Effective tax rate	38.8%	44.6%	42.3%	34.8%	40.6%

Our effective income tax rate was 38.8% and 44.6% during the nine months ended June 29, 2012 and June 24, 2011, respectively. The effective tax rate for the nine months ended June 29, 2012 included the impact of a favorable audit resolution in a non-Swiss jurisdiction. The effective income tax rate for the nine months ended June 24, 2011 included the impact of a loss driven by non-recurring goodwill impairment charges for which no tax benefit was available.

Our effective income tax rate was 42.3% and 34.8% in the fiscal years 2011 and 2010, respectively. The increase in our effective income tax rate was primarily the result of a loss driven by non-recurring goodwill impairment charges for which no tax benefit was available in fiscal year 2011 and a tax benefit realized in fiscal year 2010 in conjunction with restructuring activities. Our effective tax rate was 40.6% in fiscal year 2009. Taxes for fiscal year 2009 were increased by increased profitability in higher tax rate jurisdictions and tax expense recorded for anticipated nondeductible charges.

We expect our effective tax rate going forward to be approximately 25%. Our tax rate can vary from year to year due to discrete items such as the settlement of income tax audits and changes in tax laws, as well as recurring factors, such as the geographic mix of income before taxes.

Reportable Segments

We conduct our operations through three reportable segments based on the type of product and service offered by the segment and how we manage the business. The key operating results for our three reportable segments, Valves & Controls, Thermal Controls and Water & Environmental Systems, are discussed below.

Valves & Controls

Valves & Controls is our largest business segment, constituting approximately 61% of our revenue for our 2011 fiscal year. It is a global business and one of the world’s largest manufacturers of valves, actuators and controls. The majority of Valves & Controls’ products are longer-lead time, individually fabricated pieces of equipment that are custom-designed to serve a specific customer application. The time it takes for an order in our Valves & Controls segment to convert to revenue varies by product type and application but typically ranges between six and nine months with longer conversion times possible in the case of larger, more complex projects. The drivers of these conversion times usually include engineering design to meet customer specification, foundry supplier lead times for valve castings, custom machining for precise engineering specifications, final assembly, testing, customer inspection and transportation times. After-market service and MRO orders are generally shorter cycle and convert to revenue within 30 to 45 days.

	Valves & Controls
	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Orders	$1,864	$1,660	$2,333	$1,967	$1,980
Net Revenue	$1,771	$1,552	$2,215	$1,990	$2,279
Operating Income	$224	$184	$277	$248	$372
Operating Margin	12.6%	11.9%	12.5%	12.5%	16.3%
Backlog (end of period)	$1,344	$1,228	$1,302	$1,062	$1,101

Orders in the first nine months of 2012 increased by $204 million, or 12.3%, as compared with the comparable prior year period. Excluding unfavorable currency effects of $36 million, orders increased by 14.5%. The increase in orders was primarily attributable to strength in the oil & gas and general process end-markets.

Orders in fiscal year 2011 increased by $366 million, or 18.6%, as compared with fiscal year 2010. Excluding favorable currency effects of $87 million, orders increased 14.2%. The increase in orders was primarily attributable to higher demand for our products in the general process, oil & gas and mining end-markets.

Orders in fiscal year 2010 decreased by $13 million, or 0.7%, as compared with fiscal year 2009. Excluding favorable currency effects of $75 million, orders decreased by 4.4% mainly driven by lower capital spending by our customers across the end-markets we serve due to adverse global economic conditions, partially offset by an increase in orders of $17 million due to acquisitions in Brazil.

Net revenue in the first nine months of 2012 increased by $219 million, or 14.1%, as compared with the comparable prior year period. Organic revenue grew 12.2%, primarily due to strength in the oil & gas and general process end-markets. The increase in net revenue included a favorable impact of $73 million from the KEF acquisition and an unfavorable currency effect of $44 million.

Net revenue in fiscal year 2011 increased by $225 million, or 11.3%, as compared with fiscal year 2010. Organic revenue grew 4.7%, primarily attributable to strength across the general process, power generation and mining end-markets. The increase in net revenue included favorable currency effects of $88 million, $19 million of revenue related to acquisitions and $25 million of revenue due to the impact of an additional week of operations due to the timing of our 2011 fiscal year end.

Net revenue in fiscal year 2010 decreased by $289 million, or 12.7%, as compared with fiscal year 2009. Organic revenue declined by 16.6% driven by lower order rates and lower beginning backlog across all markets due to adverse economic conditions that negatively impacted capital spending by our customers. The increase in net revenue included favorable currency effects of $70 million and revenue of $20 million related to acquisitions.

Operating income in the first nine months of 2012 increased by $40 million, or 21.7%, as compared with the comparable prior year period. Operating income included an unfavorable currency effect of $6 million. The increase in operating income was primarily driven by higher net revenue as discussed above and was partially offset by the impact of amortization of intangible assets related to the KEF acquisition. Operating margins improved by 0.7 percentage points.

Operating income in fiscal year 2011 increased by $29 million, or 11.7%, as compared with fiscal year 2010. The increase included a favorable currency effect of $17 million, or 6.9%. The remaining increase was primarily due to increased sales volume and lower restructuring expenses, which were partially offset by an increase in SG&A expense to support future growth in our key markets and acquisition related costs. Operating margins remained stable.

Operating income in fiscal year 2010 decreased by $124 million, or 33.3%, as compared with fiscal year 2009. Operating income included a favorable currency effect of $8 million, or 2.2%. The decrease was primarily attributable to the decrease in sales volume combined with an increase in restructuring expenses. Operating margins declined by 3.8 percentage points driven by the decline in sales volume.

Backlog of $1.3 billion as of June 29, 2012 represented an increase of $116 million, or 9.4%, as compared with June 24, 2011. Excluding an unfavorable currency effect of $107 million, backlog increased 18.2%. The increase was driven by increased order activity as discussed above and also additional backlog of $54 million from our acquisition of KEF.

Backlog of $1.3 billion as of June 29, 2012 represented an increase of $42 million or 3.2% as compared with September 30, 2011. Excluding an unfavorable currency effect of $51 million, backlog increased by 7.1%. The remaining increase was due to continued strength in our general process and oil & gas end-markets.

Thermal Controls

Our Thermal Controls segment is a leading provider of complete electric heat management solutions. It designs and manufactures heat tracing, floor and specialty heating, electronic controls, leak detection systems and fire and performance wiring products for industrial, commercial and residential use. As discussed under “—Our Markets,” Thermal Controls’ revenue comes from both base business and from major capital projects. Orders for base business typically convert to revenue within three months and have accounted for an average of 85% of Thermal Controls revenue over the past three years. Depending on the size, complexity and customer schedule for a major capital project, the project can last anywhere from a few months to a few years, which can significantly impact orders and revenue recognition in any given quarter or fiscal year over its duration. As a result the changes in orders from period to period may not be meaningful and have not been presented. The backlog amount and the content of the backlog are meaningful and are discussed below.

	Thermal Controls
	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Net Revenue	$612	$517	$734	$603	$576
Operating Income	$99	$78	$107	$74	$79
Operating Margin	16.2%	15.1%	14.6%	12.3%	13.7%
Backlog (end of period)	$181	$178	$170	$205	$268

Net revenue in the first nine months of 2012 increased by $95 million, or 18.4%, as compared with the comparable prior year period. Organic revenue grew 20.7%, primarily attributable to a major capital project near the Gulf of Mexico and higher base business in North America. Net revenue included an unfavorable currency effect of $11 million.

Net revenue in fiscal year 2011 increased by $131 million, or 21.7%, as compared with fiscal year 2010. Organic revenue growth was 17.6%, primarily attributable to the colder winter season in fiscal year 2011, which resulted in stronger product sales in EMEA and North America, and the impact of major capital project activity in North America. The increase in net revenue included favorable currency effects of $18 million and $7 million of revenue due to the impact of an additional week of operations due to the timing of our 2011 fiscal year end.

Net revenue in fiscal year 2010 increased by $27 million, or 4.7%, as compared with fiscal year 2009. Organic revenue grew by 1.2% with net revenue in our major capital projects and base business remaining relatively stable. The increase in net revenue included favorable currency effects of $20 million.

Operating income in the first nine months of 2012 increased by $21 million, or 26.9%, as compared with the comparable prior year period. The increase was driven by the higher net revenue discussed above. Operating margins remained consistent. The effect of currency impacts was negligible.

Operating income in fiscal year 2011 increased by $33 million, or 44.6%, as compared with fiscal year 2010. Excluding a favorable currency effect of $3 million, or 4.1%, the increase was primarily attributable to the strong performance of our products business in North America and EMEA and increased major capital project activity in North America. Operating margins improved by 2.3 percentage points driven by volume leverage and cost savings initiatives.

Operating income in fiscal year 2010 decreased by $5 million, or 6.3%, as compared with fiscal year 2009. Excluding a favorable currency effect of $4 million, or 5.1%, the decrease was primarily attributable to the timing and mix of work completed on some major capital projects, which included lower margin labor construction work versus higher margin design and product delivery. Operating margins declined 1.4 percentage points as explained above.

Backlog of $181 million at June 29, 2012 consisted of $132 million of orders related to base business and $49 million of orders related to major capital projects. Excluding an unfavorable currency effect of $10 million, backlog increased 7.3%. Within the 12 months following June 29, 2012, we expect to ship 90% of our June 29, 2012 backlog.

Backlog of $170 million at September 30, 2011 consisted of $120 million of orders related to base business and $50 million of orders related to major capital projects. Within the 12 months following September 30, 2011, we expect to ship approximately 100% of our September 30, 2011 backlog.

Water & Environmental Systems

Water & Environmental Systems is a leading provider of large-scale water transmission and distribution products and water/wastewater systems in the Pacific and Southeast Asia region. The segment serves mainly regional governmental water authorities, industrial clients and the agricultural water sector, primarily in that region. It also specializes in the design and manufacture of environmental systems for both water and air applications in niche markets worldwide. As discussed under “—Our Markets,” Water & Environmental Systems’ revenue comes from both base business and from major capital projects. Orders for base business typically convert to revenue within three months and have accounted for an average of 85% of Water & Environmental System’s revenue over the past three years. Depending on the size, complexity and customer schedule for a major capital project, the project can last anywhere from a few months to over a year, which can significantly impact orders and revenue recognition in any given quarter or fiscal year over its duration. As a result the changes in orders from period to period, may not be meaningful and have not been presented. The backlog amount and the content of the backlog are meaningful and are discussed below.

	Water & Environmental Systems
	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Net Revenue	$524	$495	$699	$788	$637
Operating Income	$33	$3	$16	$100	$87
Operating Margin	6.3%	0.6%	2.3%	12.7%	13.7%
Backlog (end of period)	$310	$342	$272	$314	$412

Net revenue in the first nine months of 2012 increased by $29 million, or 5.9%, as compared with the comparable prior year period. Organic revenue increased by 9.2% driven by lower revenue in the prior year period due to the impact of weather and flooding on customer sites and the slow-down of project activity in the market during fiscal year 2011. The effect of currency impact was negligible.

Net revenue in fiscal year 2011 decreased by $89 million, or 11.3%, as compared with fiscal year 2010. Organic revenue declined by 22.6% primarily attributable to a drop in revenue from the completion of the large desalinization project, the impact of weather and flooding on customer sites and the slow-down of project activity in the market. These impacts were partially offset by $13 million in revenue due to an extra week of operations due to the timing of our fiscal year 2011 end. The decrease in net revenue was partially offset by favorable currency effects of $77 million.

Net revenue in fiscal year 2010 increased by $151 million, or 23.7%, as compared with fiscal year 2009. Organic revenue grew 3.9% primarily attributable to revenue associated with the large desalinization project. The growth in net revenue included favorable currency effects of $126 million.

Operating income in the first nine months of 2012 increased by $30 million, or 1,000%, as compared with the comparable prior year period. Operating income in the first nine months of fiscal year 2011 was significantly impacted by a goodwill impairment charge of $35 million relating to our Water Systems reporting unit. Operating margin improved 5.7 percentage points due to the reasons discussed above. The effect of currency impacts was negligible.

Operating income in fiscal year 2011 decreased by $84 million, or 84.0%, as compared with fiscal year 2010. Operating income included favorable currency effects of $2 million, or 2.0%. Operating income in 2011 was significantly impacted by a goodwill impairment charge of $35 million relating to our Water Systems reporting unit. The remaining decrease was primarily attributable to extreme weather conditions which resulted in delays in projects and deliveries and the benefit to fiscal year 2010 earnings of the large scale water desalinization project. The above factors resulted in an operating margin decline of 10.4 percentage points.

Operating income in fiscal year 2010 increased by $13 million, or 14.9%, as compared with fiscal year 2009. Excluding favorable currency effects of approximately $19 million, or 21.8%, the decline in operating income was primarily due to margin erosion and the effects of an $18 million provision related to an expected loss related to completion of a long term construction project. The decline was partially offset by SG&A expense savings from restructuring and cost containment actions taken in prior periods. The above factors resulted in an operating margin decline of 1.0 percentage point.

Backlog of $310 million at June 29, 2012 consisted of $245 million of orders related to base business and $65 million of orders related to major capital projects. Within the 12 months following June 29, 2012, we expect to ship approximately 63% of our June 29, 2012 backlog.

Backlog was $272 million at September 30, 2011 all of which related to base business. Within the 12 months following September 30, 2011, we expect to ship approximately 52% of our September 30, 2011 backlog.

Corporate Expense

Corporate expense generally relates to the cost of our corporate headquarter functions.

	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Corporate Expense	$(77)	$(61)	$(94)	$(91)	$(87)

Corporate expense has remained stable over the periods presented and includes corporate overhead expenses that have been allocated to us from Tyco.

Liquidity and Capital Resources

Cash Flow and Liquidity Analysis

Significant factors driving our liquidity position include cash flows generated from operating activities, capital expenditures and divestiture of non-strategic businesses as well as investments in strategic businesses and technologies. We have historically generated and we expect to continue to generate positive cash flow from operations. As part of Tyco, our cash has been swept into shared corporate pools regularly by Tyco at its discretion. Tyco has also funded our operating and investing activities as needed. Transfers of cash both to and from Tyco’s cash management system are reflected as a component of parent company investment within parent company equity in the Combined Balance Sheets.

Cash Flow from Operating Activities

	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Cash Flows from Operating Activities:
Operating income	$279	$204	$306	$331	$451
Goodwill impairment	—	35	35	—	—
Depreciation and amortization	62	50	72	67	63
Deferred income taxes	97	79	21	(37)	27
Provision for losses on accounts receivable and inventory	8	1	3	17	26
Other, net	14	9	4	12	15
Interest income	9	9	11	5	7
Interest expense	(38)	(36)	(52)	(55)	(66)
Income tax expense	(97)	(79)	(112)	(98)	(159)
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable	—	(37)	(91)	52	(30)
Inventories	(141)	(103)	(94)	25	92
Prepaid expenses and other current assets	(1)	(19)	(21)	23	29
Accounts payable	42	35	28	16	(107)
Accrued and other liabilities	(14)	(23)	(12)	10	10
Income taxes payable	(28)	(44)	32	41	35
Deferred revenue	2	7	10	(2)	39
Other	(25)	(17)	21	(19)	(56)

Net Cash Provided by Operating Activities:	$169	$71	$161	$388	$376

The net change in assets and liabilities during the first nine months of fiscal year 2012 and fiscal year 2011 reduced operating cash flow by $165 million and $201 million, respectively. During this time, backlog increased $254 million. As the backlog represents anticipated shipments, and our lead times can be six to nine months, it is necessary for us to procure additional inventory to manufacture the products in support of future sales. Conversely, in fiscal year 2010 we experienced reduced volume and backlog due to adverse economic conditions. During this time, backlog declined $200 million and net revenue declined $111 million, thus we did not replenish inventory as quickly and we collected receivables but did not fully replace them with new billings. This resulted in $146 million in cash generation from working capital. We believe this is a typical pattern for a long-lead time, manufacturing business. Inventory as a percentage of backlog has remained stable at 39% to 44% over the last several years.

Cash from operating activities was $169 million for the nine months ended June 29, 2012, driven by operating income of $279 million and adjustments for non-cash items of $181 million, partially offset by income tax expense of $97 million, an increase in assets and liabilities of $165 million and net interest expense of $29 million. The net change in assets and liabilities included a $141 million increase in inventories and a $28 million decrease in income taxes payable, partially offset by a $42 million increase in accounts payable. Inventory increased primarily in Valves & Controls driven by procurement of additional materials to service the increased backlog as previously discussed.

Cash from operating activities was $71 million during the nine months ended June 24, 2011, driven by operating income of $204 million and adjustments for non-cash items of $174 million, partially offset by income tax expense of $79 million, an increase in assets and liabilities of $201 million, and net interest expense of $27 million. The net change in assets and liabilities included a $103 million increase in inventories and a $44 million decrease in income taxes payable, partially offset by a $35 million increase in accounts payable. The increase in inventory of $103 million was primarily due to Valves & Controls backlog growth.

Cash from operating activities was $161 million in fiscal year 2011, with operating income of $306 million and adjustments for non-cash items of $135 million, partially offset by income tax expense of $112 million, an increase in assets and liabilities of $127 million and net interest expense of $41 million. The net change in assets and liabilities was driven by a $91 million increase in accounts receivable and a $94 million increase in inventories. The $91 million increase in accounts receivable was attributable to the $267 million revenue increase year over year. Inventory grew by $94 million driven by procurement of additional materials to service the growing backlog, especially in Valves & Controls.

Cash from operating activities was $388 million in fiscal year 2010, driven by operating income of $331 million, adjustments for non-cash items of $59 million and a decrease in assets and liabilities of $146 million partially offset by income tax expense of $98 million and net interest expense of $50 million. The net change in assets and liabilities was driven by a $52 million decrease in accounts receivable, a $41 million increase in income taxes payable, and a $25 million decrease in inventories. The $52 million decrease in accounts receivable was attributable to lower revenue in fiscal year 2010 due to the effects of the adverse global economic conditions.

Cash from operating activities was $376 million in fiscal year 2009, driven by operating income of $451 million, adjustments for non-cash items of $131 million and a decrease in assets and liabilities of $12 million, partially offset by income tax expense of $159 million and net interest expense of $59 million. The net change in assets and liabilities was driven by a $92 million decrease in inventories and a related $107 million decrease in accounts payable as inventory was not replenished during a period of lower volume due to adverse global economic conditions.

During the nine months ended June 29, 2012 and June 24, 2011, we paid $6 million and $11 million, respectively, in cash related to restructuring activities. See Note 3 (“Restructuring and Asset Impairment Charges, Net”) to our Unaudited Combined Financial Statements for further information regarding our restructuring activities.

During the fiscal years ended 2011, 2010 and 2009, we paid $15 million, $25 million and $11 million, respectively, in cash related to restructuring activities. See Note 3 (“Restructuring and Asset Impairment Charges, Net”) to our Audited Combined Financial Statements for further information regarding our restructuring activities.

During the nine months ended June 29, 2012 and June 24, 2011, we made required contributions of $13 million and $11 million, respectively, to our non-U.S. pension plans.

During the fiscal years ended 2011, 2010 and 2009, we made required contributions of $15 million each year to our non-U.S. pension plans. We anticipate contributing at least the minimum required to our non-U.S. pension plans in fiscal year 2012, of $15 million.

Income taxes paid, net of refunds, related to continuing operations were $58 million, $93 million and $98 million in 2011, 2010 and 2009, respectively.

Interest paid, related to continuing operations was $48 million, $50 million and $62 million in 2011, 2010 and 2009, respectively.

Cash flow from investing activities

	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Cash Flows (Used in) Provided by Investing Activities:	$(78)	$(52)	$(341)	$(192)	$(98)

We made capital expenditures of $86 million and $52 million during the first nine months of 2012 and 2011, respectively.

We made capital expenditures of $82 million, $98 million and $100 million during fiscal years 2011, 2010 and 2009, respectively. Capital expenditures are generally for maintenance of our global manufacturing operation, investment in additional capacity and improvement in our management information systems.

During the first nine months of 2012, we made no acquisitions. During the first nine months of 2011, we paid cash for acquisitions included in continuing operations of $7 million.

During fiscal year 2011, we paid cash for acquisitions included in continuing operations of $303 million, net of cash acquired of $1 million. This related primarily to the acquisition of a 75% interest in privately held KEF for $295 million, net of cash acquired of $1 million.

During fiscal year 2010, cash paid for acquisitions included in continuing operations totaled $104 million, net of cash acquired of $1 million. This related primarily to the acquisition of two Brazilian valve companies, including Hiter Industria e Comercio de Controle Termo Hidraulico Ltda (“Hiter”) and Valvulas Crosby Industria e Comercio Ltda.

During fiscal year 2011, we received cash proceeds, net of cash divested of $293 million for divestitures. The cash proceeds primarily related to $264 million for the sale of our European water business, which is presented in discontinued operations, and $35 million for the sale of our Israeli water business, which is presented in continuing operations. See Note 2 (“Divestitures”) to our Audited Combined Financial Statements for further information.

Cash flow from financing activities

	For the Nine Months Ended		Fiscal Year Ended
	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
	(Amounts in millions)
Cash Flows Provided by (Used in) Financing Activities:	$14	$(55)	$157	$(284)	$(352)

The net cash used in or provided by financing activities for all periods were primarily the result of changes in parent company investments and transfers to discontinued operations.

Additionally, in connection with the acquisition of KEF during fiscal year 2011, we acquired $64 million of debt which was paid off as of September 30, 2011.

Future Liquidity Analysis

Following our spin-off and the Merger, our capital structure and sources of liquidity will change significantly from our historical capital structure. We will no longer participate in cash management and funding arrangements with Tyco. Instead, our ability to fund our capital needs will depend on our ongoing ability to generate cash from operations, and to access banks’ borrowing facilities and capital markets. We believe that our future cash from operations, together with our access to funds on hand and capital markets, will provide adequate resources to fund our operating and financing needs.

Our primary future cash needs will be centered on operating activities, working capital, capital expenditures and strategic investments. Our ability to fund these needs will depend, in part, on our ability to generate or raise cash in the future, which is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

Prior to the Distribution, a subsidiary of Tyco Flow Control will issue an intercompany note to a subsidiary of Tyco in an amount not to exceed $500 million. Concurrently with the closing of the Merger, Tyco Flow Control will repay the intercompany note.

Prior to the consummation of the Transactions, a subsidiary of Tyco Flow Control plans to issue senior notes in an amount up to $900 million that will be guaranteed by Tyco Flow Control. The net proceeds from the issuance of the senior notes will be held in escrow until the completion of the Merger. Tyco Flow Control plans to use the net proceeds from the issuance of the unsecured senior notes to repay $500 million of Pentair private placement notes and the intercompany note. However, the issuance of the senior notes is not a condition to the Merger and Tyco Flow Control cannot provide any assurance that it will complete the issuance of the senior notes. See “The Merger Agreement—Financing.”

Prior to the consummation of the Transactions, Pentair plans to execute a credit agreement with a syndicate of banks providing for an unsecured, committed senior credit facility of up to $1.2 billion that will become effective upon completion of the Merger. Upon completion of the Merger, Tyco Flow Control will become a guarantor of, and a subsidiary of Tyco Flow Control will become a borrower under, the senior credit facility. Tyco Flow Control plans to use availability under the senior credit facility to repay borrowings outstanding under Pentair’s existing credit facility as of the completion of the Merger and, if the unsecured senior notes are not issued, to repay the intercompany note.

In the event that Tyco Flow Control is unable to enter into the senior credit facility or issue the senior notes on acceptable terms, instead of a subsidiary of Tyco Flow Control issuing to a subsidiary of Tyco the intercompany note that would be repaid at the closing of the Merger, a subsidiary of Tyco Flow Control will issue a one year unsecured “bridge” note for up to $500 million to a subsidiary of Tyco that will bear interest at a rate of 14.0% and be prepayable at any time.

After accounting for the issuance of either the intercompany note or the bridge note, the payment of transaction expenses and transfer of any excess cash to Tyco, but not taking into account any third party financing, Tyco Flow Control will have a net indebtedness immediately prior to the Distribution of $275 million.

Tyco Flow Control expects to have pro forma aggregate long-term debt of approximately $1.7 billion at the closing of the Merger.

Following the spin-off and the Merger, we expect to manage our worldwide cash requirements considering available funds among the many subsidiaries through which we will be conducting business and the cost effectiveness with which those funds can be accessed. We plan to look for opportunities to access cash balances in excess of local operating requirements to meet global liquidity needs in a cost-efficient manner. Generally we are able to move excess cash through dividend payments or loans in a tax efficient manner as a result of our incorporation in Switzerland and the tax policies in the countries in which we operate. If funds are needed for our operations in the U.S., we generally have the ability to fund our U.S. operations without incremental tax costs as most of our cash resides in jurisdictions from which we can move cash to the U.S. without significant incremental tax expense.

Dividends

It is expected that Tyco Flow Control will initially pay a quarterly cash dividend of $0.22 per share. The Merger Agreement provides that Tyco, as the sole shareholder of Tyco Flow Control, will authorize the quarterly cash dividends to be paid prior to the 2013 Tyco Flow Control annual general meeting. Any dividend after that time that may be proposed by our board of directors will be subject to approval by our shareholders at our annual general meeting if and as proposed by our board of directors. Under Swiss law, our board of directors may propose to shareholders that a dividend be paid but cannot itself authorize the dividend. However, whether our board of directors exercises its discretion to propose any dividends to holders of Tyco Flow Control common shares in the future will depend on many factors, including our financial condition, earnings, capital requirements of our business, covenants associated with debt obligations, legal requirements, regulatory constraints, industry practice and other factors that our board of directors deems relevant. There can be no assurance that we will continue a dividend in the future. See “Description of Our Capital Stock—Dividends.”

Contractual Obligations and Commercial Commitments

The following table provides a summary of our contractual obligations and commitments for minimum lease payments obligations under non-cancelable leases, and other obligations at the end of fiscal year 2011.

	Payments due by fiscal year
	2012	2013	2014	2015	2016	There– after	Total
	($ in millions)
Operating leases	$27	$23	$17	$11	$8	$21	$107
Capital leases	2	2	2	3	4	5	18
Redeemable noncontrolling interest(1)	—	—	—	100	—	—	100
Purchase obligations(2)	248	3	1	—	—	—	252

Total contractual cash obligations(3)	$277	$28	$20	$114	$12	$26	$477

(1)	On June 29, 2011, we acquired a 75% ownership interest in KEF within our Valves & Controls segment. The remaining 25% interest is held by a noncontrolling interest stakeholder. In connection with the acquisition of KEF, we and the noncontrolling interest stakeholder have a call and put arrangement, respectively, for us to acquire and the noncontrolling interest stakeholder to sell the remaining 25% ownership interest at a price equal to the greater of $100 million or a multiple of KEF’s average EBITDA for the prior twelve consecutive fiscal quarters. The arrangement becomes exercisable beginning the first full fiscal quarter following the third anniversary of the KEF closing date of June 29, 2011. See Note 15 (“Redeemable Noncontrolling Interest”) to our Audited Combined Financial Statements.
(2)	Purchase obligations consist of commitments for purchases of goods and services.
(3)	We have net unfunded pension and postretirement benefit obligations of $72 million and $16 million, respectively, to certain employees and former employees as of the year ended September 30, 2011. We are obligated to make contributions to our pension plans and postretirement benefit plans; however, we are unable to determine the amount of plan contributions due to the inherent uncertainties of obligations of this type, including timing, interest rate charges, investment performance and amounts of benefit payments. The minimum required contributions to our non-U.S. pension plans are expected to be approximately $15 million in fiscal year 2012. These plans and our estimates of future contributions and benefit payments are more fully described in Note 12 (“Retirement Plans”) to the Audited Combined Financial Statements. We have an additional $20 million of deferred compensation under employee contractual arrangements as of the fiscal year ended September 30, 2011. We are unable to determine when these amounts will be paid due to the inherent uncertainties of obligations of this type.

Debt allocated to us by Tyco was $886 million and $859 million as of June 29, 2012 and September 30, 2011, respectively. We expect to incur debt from third parties at or prior to the spin-off based on our anticipated post-spin-off capital requirements. The amount of debt which we could incur may materially differ from the amounts allocated to us from Tyco.

As of September 30, 2011, we have outstanding letters of credit and bank guarantees in the amount of approximately $285 million.

Off-Balance Sheet Arrangements

In disposing of assets or businesses, we often provide representations, warranties and indemnities to cover various risks, including unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities and unidentified tax liabilities and legal fees related to periods prior to disposition. We do not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions. However we have no reason to believe that these uncertainties would have a material adverse effect on our financial position, results of operations or cash flows.

We have recorded liabilities for known indemnifications included as part of environmental liabilities. See Note 11 (“Commitments and Contingencies”) to our Audited Combined Financial Statements and Note 10 (“Commitments and Contingencies”) to our Unaudited Combined Financial Statements for further information with respect to these liabilities.

In the normal course of business, we are liable for product performance. We believe such obligations will not significantly affect our financial position, results of operations or cash flows.

We record estimated product warranty at the time of sale. For further information on estimated product warranty, see Notes 1 (“Basis of Presentation and Summary of Significant Accounting Policies”) and 9 (“Guarantees”) to our Audited Combined Financial Statements and Note 18 (“Guarantees”) to our Unaudited Combined Financial Statements included elsewhere in this Prospectus.

Critical Accounting Policies

The preparation of the Combined Financial Statements in conformity with U.S. GAAP requires management to use judgment in making estimates and assumptions to determine reported amounts of certain assets, liabilities, revenue and expenses and the disclosure of related contingent assets and liabilities. These estimates and assumptions are based upon information available at the time of the estimates or assumptions, including our historical experience, where relevant. Because of the uncertainty of factors surrounding the estimates, assumptions and judgments used in the preparation of our financial statements, actual results may differ from the estimates, and the difference may be material.

Our critical accounting policies are those policies that are both most important to our financial condition and results of operations and require the most difficult, subjective or complex judgments on the part of management in their application, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We believe that the following represent our critical accounting policies. For a summary of all of our significant accounting policies, see Note 1 (“Basis of Presentation and Summary of Significant Accounting Policies”) to our Audited Combined Financial Statements, included elsewhere in this Prospectus.

Revenue Recognition

We recognize revenue principally from the sale of products and the provision of services and only when a firm sales agreement is in place, with a fixed and determinable price and collection is reasonably assured. We recognize revenue from the sales of products at the time title and risks and rewards of ownership pass, which generally occurs when the products reach the free-on-board shipping point. For contracts containing multiple elements, each having a determinable fair value, we recognize revenue in an amount equal to the element’s pro rata share of the contract’s fair value in accordance with the contractual delivery terms for each element. We defer the recognition of revenue when advance payments are received from customers before performance obligations have been completed or services have been performed. We include freight charges billed to customers in sales and the related shipping costs in cost of revenue in our combined statements of operations.

We record contract sales for construction-related projects primarily under the percentage-of-completion method. We base the profits we recognize on contracts in process upon estimated contract revenue and related total cost of the project at completion. We generally use the ratio of actual cost incurred to total estimated cost at completion to measure the extent of progress toward completion. Revisions to cost estimates as contracts progress have the effect of increasing or decreasing profits each period. The use of the percentage-of-completion method requires us to make judgements to estimate total contract revenues and costs. Contract costs are based on various assumptions that utilize the professional knowledge and experience of our operations teams, as well as finance personnel to estimate the ultimate cost to complete the contract. Adjustments in estimated contract revenues or estimated costs are recognized in the current period for the inception-to-date effect of the changes. Historically we have not had a material adjustment to a change in estimated revenues or costs. We make provisions for anticipated losses in the period in which they become determinable. Percentage of completion revenue represented 16% of our combined net revenue in fiscal year 2011. The risk of this methodology is its dependence upon estimates of costs at completion, which are subject to the uncertainties inherent in long-term contracts.

In certain instances, we provide guaranteed completion dates under the terms of our contracts. Failure to meet contractual delivery dates can result in late delivery penalties or non-recoverable costs. In instances where the payment of such costs are deemed to be probable, we perform a project profitability analysis accounting for such costs as a reduction of realizable revenue, which could potentially cause estimated total project costs to exceed projected total revenue realized from the project. In such instances, we would record reserves to cover such excesses in the period they are determined, which would adversely affect our results of operations and financial position. In circumstances where the total projected reduced revenue still exceed total projected costs, the incurrence of unrealized incentive fees or non-recoverable costs generally reduces profitability of the project at the time of subsequent revenue recognition. Our reported results are impacted by judgment and estimates used for contract costs and contractual contingencies.

Revenue on service and repair contracts is recognized after services have been agreed to by the customer and rendered.

Income Taxes

For purposes of our combined financial statements, income tax expense and deferred tax balances have been recorded as if we filed tax returns on a stand-alone basis separate from Tyco (“Separate Return Method”). The Separate Return Method applies the accounting guidance for income taxes to the stand-alone financial statements as if we were a separate taxpayer and a stand-alone enterprise for the periods presented. The calculation of our income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. Historically, we have largely operated within Tyco’s group of legal entities; including several U.S. consolidated tax groups, various non-U.S. tax groups and stand alone non-U.S. subsidiaries. In certain instances, tax losses and credits utilized by us within the Tyco group of entities may not be available to us going forward. In other instances, tax losses or credits generated by Tyco’s other businesses will be available to us going forward after the Distribution.

In determining taxable income for our combined financial statements, we must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense.

In evaluating our ability to recover our deferred tax assets we consider all available evidence, positive and negative, including our past operating results, the existence of cumulative losses in the most recent years and our forecast of future taxable income. In estimating future taxable income, we develop assumptions including the amount of future pre-tax income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses.

We currently have recorded valuation allowances that we will maintain until it is more-likely-than-not the deferred tax assets will be realized. Our income tax expense recorded in the future may be reduced to the extent of decreases in our valuation allowances. The realization of our remaining deferred tax assets is primarily dependent on future taxable income in the appropriate jurisdiction. Any reduction in future taxable income, including but not limited to any future restructuring activities, may require that we record an additional valuation allowance against our deferred tax assets. An increase in the valuation allowance could result in additional income tax expense in such period and could have a significant impact on our future earnings.

The tax carryforwards reflected in our combined financial statements are calculated on a hypothetical stand-alone income tax return basis. The tax carryforwards include net operating losses and tax credits. The tax carryforwards are not representative of the tax carryforwards we will have available for use after being spun-off from Tyco. We anticipate that as a result of the final spin-off transactions, our post spin-off tax carryforwards will be significantly higher than those reflected in the combined financial statements.

Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management records the effect of a tax rate or law change on our deferred tax assets and liabilities in the period of enactment. Future tax rate or law changes could have a material effect on our financial condition, results of operations or cash flows.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes will be due. These tax liabilities are reflected net of related tax loss carryforwards. We adjust these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. If our estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. For purposes of our combined financial statements, these estimated tax liabilities have been computed on a separate return basis.

Reserves for Contingent Loss

Accruals are recorded for various contingencies, including legal proceedings, self-insurance and other claims that arise in the normal course of business. The accruals are based on judgment, the probability of losses and, where applicable, the consideration of opinions of internal and/or external legal counsel and actuarially determined estimates. Additionally, we record receivables from third-party insurers when recovery has been determined to be probable.

Asbestos Related Contingencies and Insurance Receivables

Historically, we estimate the liability and corresponding insurance recovery for pending and future claims and defense costs predominantly based on claim experience over the past five years (look-back period), and a projection which covers claims expected to be filed, including related defense costs, over the next seven years (look-forward period) on an undiscounted basis. Due to the high degree of uncertainty regarding the pattern and length of time over which claims will be made and then settled or litigated, we use multiple estimation methodologies based on varying scenarios of potential outcomes to estimate the range of loss. Annually, we perform a detailed analysis with the assistance of outside legal counsel and other experts to review and update as appropriate the underlying assumptions used in the estimated asbestos related assets and liabilities. On a quarterly basis, we re-evaluate the assumptions used to perform the annual analysis and record an expense as necessary to reflect changes in the estimated liability and related insurance asset. During the third quarter of fiscal 2012, the Company revised its look-back period for historical claim experience from five years to three years, as well as its look-forward period from seven years to fifteen years.

In connection with the recognition of liabilities for asbestos related matters, we record asbestos related insurance recoveries that are probable. The estimate of asbestos related insurance recoveries represents estimated amounts due to us for previously paid and settled claims and the probable reimbursements relating to estimated liability for pending and future claims. In determining the amount of insurance recoverable, we consider available insurance, allocation methodologies, solvency and creditworthiness of the insurers.

See Note 11 (“Commitments and Contingencies”) to our Audited Combined Financial Statements for a discussion of management’s judgments applied in the recognition and measurement of asbestos related assets and liabilities and Note 10 (“Commitments and Contingencies”) to our Combined Interim Financial Statements for additional information regarding the Company’s change in its look-back and look-forward periods.

Pension and Postretirement Benefits

Our pension expense and obligations are developed from actuarial valuations. Two critical assumptions in determining pension expense and obligations are the discount rate and expected long-term return on plan assets. We evaluate these assumptions at least annually. Other assumptions reflect demographic factors such as retirement, mortality and turnover and are evaluated periodically and updated to reflect our actual experience. Actual results may differ from actuarial assumptions resulting in actuarial gains and losses. Such actuarial gains and losses will be amortized over the average expected service period of the participants for active plans and over the average remaining life expectancy of participants for inactive plans. The discount rate represents the market rate for high-quality fixed income investments and is used to calculate the present value of the expected future cash flows for benefit obligations under our pension plans. A decrease in the discount rate increases the present value of pension benefit obligations. A 25 basis point decrease in the discount rate would increase the present value of pension obligations by approximately $9 million and increase our annual pension expense by approximately $0.2 million. We consider the relative weighting of plan assets by class, historical performance of asset classes over long-term periods, asset class performance expectations as well as current and future economic conditions in determining the expected long-term return on plan assets. A 25 basis point decrease in the expected long-term return on plan assets would increase our annual pension expense by approximately $1 million.

Goodwill and Indefinite Lived Intangible Asset Valuation and Impairments

We assess goodwill and indefinite lived intangible assets for impairment annually and more frequently if triggering events occur. In performing these assessments, management relies on various factors, including operating results, business plans, economic projections including expectations and assumptions regarding the timing and degree of any economic recovery, anticipated future cash flows, comparable market transactions (to the extent available) and other market data.

We elected to make the first day of the fourth quarter the annual impairment assessment date for all goodwill and indefinite lived intangible assets. In the first step of the goodwill impairment test, we compare the fair value of a reporting unit with its carrying amount. We determine fair value for the goodwill impairment test utilizing a discounted cash flow analysis based on forecast cash flows (including estimated underlying revenue and operating income growth rates) discounted using an estimated weighted average cost of capital for market participants. We use a market approach, utilizing observable market data such as comparable companies in similar lines of business that are publicly traded or which are part of a public or private transaction (to the extent available), to corroborate the discounted cash flow analysis performed at each reporting unit. If the carrying amount of a reporting unit exceeds its fair value, we consider goodwill potentially impaired and perform further tests to measure the amount of impairment loss. In the second step of the goodwill impairment test, we compare the implied fair value of a reporting unit’s goodwill with the carrying amount of the reporting unit’s goodwill. If the carrying amount of a reporting unit’s goodwill exceeds the implied fair value of that goodwill, we recognize an impairment loss in an amount equal to the excess of the carrying amount of goodwill over its implied fair value. We determine the implied fair value of goodwill in the same manner that we determine the amount of goodwill recognized in a business combination. We allocate the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities represents the implied fair value of goodwill. In the first quarter of fiscal year 2011, as a result of a triggering event, we recorded a goodwill impairment charge of $35 million within our Water Systems reporting unit within our Water & Environmental Systems segment.

Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions and factors. As a result, there can be no assurance that the estimates and assumptions made for purposes of the annual goodwill impairment test will prove to be accurate predictions of the future. Examples of events or circumstances that could reasonably be expected to negatively affect the underlying key assumptions and ultimately impact the estimated fair value of the aforementioned reporting units may include such items as follows:

•	a prolonged downturn in the business environment in which the reporting units operate (i.e. sales volumes and prices) especially in the commercial construction and retailer end-markets;

•	an economic recovery that significantly differs from our assumptions in timing or degree;

•	volatility in equity and debt markets resulting in higher discount rates; and

•	unexpected regulatory changes.

While historical performance and current expectations have resulted in fair values of goodwill in excess of carrying values, if our assumptions are not realized, it is possible that in the future an impairment charge may need to be recorded. However, it is not possible at this time to determine if an impairment charge would result or if such a charge would be material.

Inventories

We record our aggregate inventories at the lower of cost (primarily first-in, first-out) or market value. We provide a reserve for estimated inventory obsolescence or unmarketable inventory equal to the difference between the cost of inventory and estimated fair value based on assumptions of future demand and market conditions. We age our inventory with no recent demand and apply various valuation factors based on the length of time since the last demand from customers for such material. Significant judgments and estimates must be made and used in connection with establishing allowances. If future conditions cause a reduction in our current estimate of market value, due to a decrease in customer demand, a drop in commodity prices or other market-related factors that could influence demand for particular products, additional provisions may be needed.

Accounting Developments

We have presented the information about accounting pronouncements not yet implemented in Note 1 (“Basis of Presentation and Summary of Significant Accounting Policies”) to our Audited and Unaudited Combined Financial Statements included in this Prospectus.

Non-U.S. GAAP Measures

In an effort to provide investors with additional information regarding our results as determined by U.S. GAAP, we also disclose non-U.S. GAAP measures consisting of (i) revenue excluding the impact of changes in foreign currency exchange rates and (ii) organic revenue growth (decline). We believe that these measures are useful for investors in evaluating our operating performance for the periods presented. When read in conjunction with our U.S. GAAP revenue, they enable investors to better evaluate our operations without giving effect to fluctuations in foreign exchange rates, which may be significant from period to period. In addition, revenue excluding the impact of changes in foreign currency exchange rates and organic revenue growth (decline) are factors we use in internal evaluations of the overall performance of our business. These measures are not financial measures under U.S. GAAP and should not be considered as a substitute for revenue as determined in accordance with U.S. GAAP, and they may not be comparable to similarly titled measures reported by other companies. Organic revenue growth (decline) presented herein is defined as revenue growth (decline) excluding the effects of foreign currency fluctuations, acquisitions and divestitures and other changes that may not reflect underlying results and trends (for example, the 53rd week of operations in fiscal year 2011). Our organic growth

(decline) calculations incorporate an estimate of prior year reported net revenue associated with acquired entities that have been fully integrated within the first year, and exclude prior year net revenue associated with entities that do not meet the criteria for discontinued operations which have been divested within the past year. We calculate the rate of organic growth (decline) based on the adjusted number to better reflect the rate of growth (decline) of the combined business, in the case of acquisitions, or the remaining business, in the case of dispositions. We base the rate of organic growth (decline) for acquired businesses that are not fully integrated within the first year upon unadjusted historical revenue. We may use organic revenue growth (decline) and revenue growth (decline) excluding the impact of foreign currency exchange rates as components of our compensation programs.

The table below details the components of organic revenue growth (decline) and reconciles the non-U.S. GAAP measures to U.S. GAAP net revenue growth (decline).

First Nine Months of Fiscal 2012

	Net Revenue for the First Nine Months of Fiscal 2011	Base Quarter Adjustments (Divestitures)	Adjusted First Nine Months Fiscal 2012 Base Revenue	Foreign Currency	Acquisitions	Organic Revenue	Organic Growth Percentage	Net Revenue for the First Nine Months of Fiscal 2012
	(Amounts in millions)
Valves & Controls	$1,552	$—	$1,552	$(44)	$73	$190	12.2%	$1,771
Thermal Controls	517	(1)	516	(11)	—	107	20.7%	612
Water & Environmental Systems	495	(15)	480	—	—	44	9.2%	524

Total Net Revenue	$2,564	$(16)	$2,548	$(55)	$73	$341	13.4%	$2,907

Fiscal Year 2011

	Net Revenue for Fiscal Year 2010	Base Year Adjustments (Divestitures)	Adjusted Fiscal Year 2010 Base Revenue	Foreign Currency	Acquisitions/ Other(1)	Organic Revenue	Organic Growth Percentage	Net Revenue for Fiscal Year 2011
	(Amounts in millions)
Valves & Controls	$1,990	$—	$1,990	$88	$44	$93	4.7%	$2,215
Thermal Controls	603	—	603	18	7	106	17.6%	734
Water & Environmental Systems	788	(4)	784	77	15	(177)	(22.6%)	699

Total Net Revenue	$3,381	$(4)	$3,377	$183	$66	$22	0.7%	$3,648

(1)

Includes $25 million, $7 million and $13 million due to the impact of the 53rd week of revenue during fiscal year 2011 for Valves & Controls, Thermal Controls and Water & Environmental Systems, respectively.

Fiscal Year 2010

	Net Revenue for Fiscal Year 2009	Base Year Adjustments (Divestitures)	Adjusted Fiscal Year 2009 Base Revenue	Foreign Currency	Acquisitions	Organic Revenue	Organic Growth Percentage	Net Revenue for Fiscal Year 2010
	(Amounts in millions)
Valves & Controls	$2,279	—	$2,279	$70	$20	$(379)	(16.6%)	$1,990
Thermal Controls	576	—	576	20	—	7	1.2%	603
Water & Environmental Systems	637	—	637	126	—	25	3.9%	788

Total Net Revenue	$3,492	—	$3,492	$216	$20	$(347)	(9.9%)	$3,381

Quantitative and Qualitative Disclosure about Market Risk

Our operations include activities in almost 100 countries across both developed and emerging markets. These operations expose us to a variety of market risks, including the effects of changes in interest rates and foreign currency exchange rates. We monitor and manage these financial exposures as an integral part of our overall risk management program.

Interest Rate Risk

We expect to enter into a new revolving credit facility that will bear interest at a floating rate. As a result, we will be exposed to fluctuations in interest rates to the extent of our borrowings under the revolving credit facility. We also expect to incur long-term debt at fixed rates. To help manage borrowing costs, we may from time to time enter into interest rate swap transactions with financial institutions acting as principal counterparties.

Foreign Currency Risk

We have exposure to the effects of foreign currency exchange rate fluctuations on the results of our non U.S. operations. We are exposed periodically to the foreign currency rate fluctuations that affect transactions not denominated in the functional currency of our domestic and foreign operations. We may from time to time use financial derivatives, which may include forward foreign currency exchange contract and foreign currency options to hedge this risk. We do not use derivative financial instruments to hedge investments in foreign subsidiaries since such investments are long-term in nature.

We had $1.2 billion of intercompany loans designated as permanent in nature as of September 30, 2011 and September 24, 2010, respectively. For the years ended September 30, 2011, September 24, 2010 and September 25, 2009 we recorded $18 million and $3 million of cumulative translation gain, and $5 million of cumulative translation loss, respectively, through accumulated other comprehensive income related to these loans.

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED STATEMENTS OF OPERATIONS

For the Nine Months Ended June 29, 2012

and June 24, 2011

(Unaudited)

	June 29, 2012	June 24, 2011
	($ in millions)
Net revenue	$2,907	$2,564
Cost of revenue	1,963	1,721

Gross profit	944	843
Selling, general and administrative expenses	646	595
Goodwill impairment	—	35
Restructuring, asset impairments and divestiture charges, net (see Note 3)	19	9

Operating income	279	204
Interest income	9	9
Interest expense	(38)	(36)

Income from continuing operations before income taxes	250	177
Income tax expense	(97)	(79)

Income from continuing operations	153	98
Income from discontinued operations, net of income taxes	—	168

Net income	153	266
Less: noncontrolling interest in subsidiaries net income	2	—

Net income attributable to Parent Company Equity	$151	$266

Amounts attributable to Parent Company Equity:
Income from continuing operations	$151	$98
Income from discontinued operations	—	168

Net income attributable to Parent Company Equity	$151	$266

See Notes to Unaudited Combined Financial Statements

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED BALANCE SHEETS

As of June 29, 2012 and September 30, 2011

(Unaudited)

	June 29,	September 30,
	2012	2011
	($ in millions)
Assets
Current Assets:
Cash and cash equivalents	$224	$122
Accounts receivable trade, less allowance for doubtful accounts of $22 and $23, respectively	692	716
Inventories	864	772
Prepaid expenses and other current assets	182	180
Deferred income taxes	79	79

Total current assets	2,041	1,869
Property, plant and equipment, net	622	607
Goodwill	2,089	2,137
Intangible assets, net	114	127
Other assets	385	404

Total Assets	$5,251	$5,144

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt, including allocated debt of nil and nil, respectively (see Note 7)	$—	$—
Accounts payable	361	336
Accrued and other current liabilities	519	532

Total current liabilities	880	868
Long-term debt, including allocated debt of $886 and $859, respectively (see Note 7)	901	876
Other liabilities	441	388

Total Liabilities	2,222	2,132

Commitments and contingencies (see Note 10)
Redeemable noncontrolling interest (see Note 12)	95	93

Parent Company Equity:
Parent company investment	2,584	2,430
Accumulated other comprehensive income	350	489

Total Parent Company Equity	2,934	2,919

Total Liabilities, Redeemable Noncontrolling Interest and Parent Company Equity	$5,251	$5,144

See Notes to Unaudited Combined Financial Statements

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED STATEMENTS OF CASH FLOWS

For the Nine Months Ended June 29, 2012 and June 24, 2011

(Unaudited)

	For the Nine Months Ended
	June 29, 2012	June 24, 2011
	($ in millions)
Cash Flows From Operating Activities:
Net income attributable to Parent Company Equity	$151	$266
Noncontrolling interest in subsidiaries net income	2	—
Income from discontinued operations, net of income taxes	—	(168)

Income from continuing operations	153	98
Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation and amortization	62	50
Goodwill impairment	—	35
Deferred income taxes	97	79
Provision for losses on accounts receivable and inventory	8	1
Other non-cash items	14	9
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable	—	(37)
Inventories	(141)	(103)
Prepaid expenses and other current assets	(1)	(19)
Accounts payable	42	35
Accrued and other liabilities	(14)	(23)
Income taxes payable	(28)	(44)
Deferred revenue	2	7
Other	(25)	(17)

Net cash provided by operating activities	169	71

Net cash used in discontinued operating activities	—	(11)

Cash Flows From Investing Activities:
Capital expenditures	(86)	(52)
Proceeds from sale of fixed assets	5	3
Acquisition of businesses, net of cash acquired	—	(7)
Other	3	4

Net cash used in investing activities	(78)	(52)

Net cash provided by discontinued investing activities	—	259

Cash Flows From Financing Activities:
Repayments of long-term debt	(1)	2
Allocated debt activity	27	26
Change in due to (from) Tyco and affiliates	(2)	(70)
Change in parent company investment	(10)	(261)
Transfers from discontinued operations	—	248

Net cash used in financing activities	14	(55)

Net cash used in discontinued financing activities		(248)

Effect of currency translation on cash	(3)	7
Net increase (decrease) in cash and cash equivalents	102	(29)
Cash and cash equivalents at beginning of year	122	146

Cash and cash equivalents at end of year	$224	$117

See Notes to Unaudited Combined Financial Statements

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED STATEMENTS OF PARENT COMPANY EQUITY

For the Nine Months Ended June 29, 2012 and June 24, 2011

(Unaudited)

	Parent Company Investment	Accumulated Other Comprehensive Income	Total Parent Company Equity
	($ in millions)
Balance as of September 24, 2010	$2,050	$587	$2,637
Comprehensive income:
Net income attributable to Parent Company Equity	266		266
Currency translation		87	87
Retirement plans		1	1

Total comprehensive income			354
Net transfers to Parent	(277)		(277)

Balance as of June 24, 2011	$2,039	$675	$2,714

	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent Company Equity
	($ in millions)
Balance as of September 30, 2011	$2,430	$489	$2,919
Comprehensive income:
Net income attributable to Parent Company Equity	151		151
Currency translation		(140)	(140)
Retirement plans		1	1

Total comprehensive income			12
Net transfers from Parent	3		3

Balance as of June 29, 2012	$2,584	$350	$2,934

See Notes to Unaudited Combined Financial Statements

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Spin-Off/ Merger—On September 19, 2011, Tyco International Ltd. announced that its Board of Directors approved a plan to separate Tyco International Ltd. (“Tyco” or “Parent”) into three separate, publicly traded companies (the “Spin-Off”), identifying Tyco Flow Control International Ltd. and the Flow Control Business of Tyco International (the “Company” or “Flow Control”), as one of those three companies. On March 28, 2012, Tyco announced that it entered into a definitive agreement to combine the Company with Pentair, Inc. (“Pentair”) in a tax-free, all-stock merger (“the Merger”), immediately following the spin-off of the flow control business. Upon completion of the Merger, which has been unanimously approved by the Boards of both companies, Tyco shareholders are expected to own approximately 52.5% of the combined company and Pentair shareholders are expected to own approximately 47.5%.

Completion of the separation transactions, including the Merger, is subject to the approval of the distributions by Tyco shareholders, the approval of the Merger by Pentair shareholders, regulatory approvals and customary closing conditions. The distributions, the merger and related transactions are collectively referred to herein as the “2012 Separation”. The Spin-Off is expected to be completed by the end of the third calendar quarter of 2012 through a tax-free pro rata distribution of all of the equity interest in the flow control business. Upon completion of the Spin-Off, Tyco Flow Control International Ltd. will become the publicly traded company holding all of the Flow Control and Pentair assets.

Basis of Presentation—The Combined Financial Statements include the operations, assets and liabilities of Tyco Flow Control International Ltd., the entity that will be used to effect the separation from Tyco. The Combined Financial Statements also include the combined operations, assets and liabilities of the Flow Control Business of Tyco which are comprised of the legal entities that will be owned by Tyco Flow Control International Ltd. at the time of the Spin-Off. The Combined Financial Statements have been prepared in United States dollars (“USD”), in accordance with generally accepted accounting principles in the United States (“GAAP”). The Combined Financial Statements included herein are unaudited, but in the opinion of management, such financial statements include all adjustments, consisting of normal recurring adjustments, necessary to summarize fairly the Company’s financial position, results of operations and cash flows for the interim periods. The results reported in these Combined Financial Statements should not be taken as indicative of results that may be expected for the entire year. These financial statements should be read in conjunction with the Company’s audited Combined Financial Statements included elsewhere in this registration statement.

Additionally, the Combined Financial Statements do not necessarily reflect what the Company’s combined results of operations, financial position and cash flows would have been had the Company operated as an independent, publicly traded company during the periods presented. To the extent that an asset, liability, revenue or expense is directly associated with the Company, it is reflected in the accompanying Combined Financial Statements. General corporate overhead, debt and related interest expense have been allocated by Tyco to the Company. Management believes such allocations are reasonable; however, they may not be indicative of the actual results of the Company had the Company been operating as an independent, publicly traded company for the periods presented or amounts that will be incurred by the Company in the future. Note 7 (“Debt”) provides further information regarding debt related allocations and Note 8 (“Related Party Transactions”) provides further information regarding allocated expenses.

References in the notes to the Combined Financial Statements to 2012 and 2011 are to the Company’s nine month fiscal periods ended June 29, 2012 and June 24, 2011, respectively, unless otherwise indicated.

The Company has a 52 or 53-week fiscal year that ends on the last Friday in September. Fiscal year 2012 will be a 52-week year, whereas fiscal year 2011 was a 53-week year.

Recently Issued Accounting Pronouncements—In June 2011, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance for the presentation of comprehensive income. The guidance amended the reporting of Other Comprehensive Income (“OCI”) by eliminating the option to present OCI as part of the Combined Statements of Parent Company Equity. The amendment will not impact the accounting for OCI, but only its presentation in the Company’s Combined Financial Statements. The guidance requires that items of net income and OCI be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements which include total net income and its components, consecutively followed by total OCI and its components to arrive at total comprehensive income. In December 2011, the FASB issued authoritative guidance to defer the effective date for those aspects of the guidance relating to the presentation of reclassification adjustments out of accumulated other comprehensive income by component. The guidance must be applied retrospectively and is effective for the Company in the first quarter of fiscal year 2013.

In September 2011, the FASB issued authoritative guidance which expanded and enhanced the existing disclosures related to multi-employer pension and other postretirement benefit plans. The amendments require additional quantitative and qualitative disclosures to provide more detailed information including the significant multi-employer plans in which the Company participates, the level of the Company’s participation and contributions and the financial health and indication of funded status, which will provide users of financial statements with a better understanding of the employer’s involvement in multi-employer benefit plans. The guidance must be applied retrospectively and is effective for the Company for the fiscal year 2012 annual period, with early adoption permitted. The Company is currently assessing what impact, if any, the guidance will have on its annual disclosures.

In September 2011, the FASB issued authoritative guidance which amends the process of testing goodwill for impairment. The guidance permits an entity to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not, defined as having a likelihood of more than fifty percent, that the fair value of a reporting unit is less than its carrying amount. If an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, performing the traditional two step goodwill impairment test is unnecessary. If an entity concludes otherwise, it would be required to perform the first step of the two step goodwill impairment test. If the carrying amount of the reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test. However, an entity has the option to bypass the qualitative assessment in any period and proceed directly to step one of the impairment test. The guidance is effective for the Company for interim and annual impairment testing beginning in the first quarter of fiscal year 2013.

2. DIVESTITURES

The Company has continued to assess the strategic fit of its various businesses and has pursued divestiture of certain businesses which do not align with its long-term strategy.

Divestitures

Fiscal Years 2012 and 2011

During the third quarter of fiscal 2012, the Company sold assets of its Thermal Control Germany business. The sale was completed for approximately $1 million in cash proceeds and a pre-tax loss of $6 million was recorded in restructuring, asset impairments and divestiture charges (gain), net in the Company’s Combined Statements of Operations.

The Company did not dispose of any businesses during the nine months ended June 24, 2011.

Discontinued Operations

Fiscal Year 2012

During the nine months ended June 29, 2012, there were no businesses which met the criteria to be presented as discontinued operations.

Fiscal Year 2011

On September 30, 2010, the Company sold its European water business, which was part of the Company’s Water and Environmental systems business. The sale was completed for approximately $264 million in cash proceeds, net of $7 million of cash divested on sale, and a pre-tax gain of $171 million was recorded, which was largely exempt from tax. The gain was recorded in income from discontinued operations, net of income taxes in the Company’s Combined Statement of Operations.

Net revenue, pre-tax loss from discontinued operations, pre-tax income on sale of discontinued operations, income tax benefit and income from discontinued operations, net of income taxes are as follows ($ millions):

For the Nine Months Ended
June 24, 2011
Net revenue	$3

Pre-tax loss from discontinued operations	$(5)
Pre-tax income on sale of discontinued operations	171
Income tax benefit	2

Income from discontinued operations, net of income taxes	$168

There were no material pending divestitures as of June 29, 2012 and September 30, 2011.

3. RESTRUCTURING AND ASSET IMPAIRMENT CHARGES, NET

From time to time, the Company will initiate various restructuring actions which result in employee severance, facility exit and other restructuring costs as described below.

The Company recorded restructuring and asset impairment charges, net by program and classified these in the Combined Statement of Operations as follows ($ in millions):

	For the Nine Months Ended June 29, 2012	For the Nine Months Ended June 24, 2011
2012 actions	$13	$—
2011 program	—	8
2009 program	—	—

Total restructuring and asset impairmencharges, net	$13	$8

Charges reflected in selling, general and administrative (“SG&A”)	$—	$(1)
Charges reflected in restructuring, asset impairment and divestiture charges, net	$13	$9

2012 Actions

Restructuring and asset impairment charges, net, during the nine months ended June 29, 2012 are as follows ($ in millions):

	For the Nine Months Ended June 29, 2012
	Employee Severance and Benefits	Facility and Other Charges	Total
Valves & Controls	$1	$1	$2
Thermal Controls	1	—	1
Water & Environmental Systems	6	4	10

Total	$8	$5	$13

The rollforward of the reserves from September 30, 2011 to June 29, 2012 is as follows ($ in millions):

Balance as of September 30, 2011	$—
Charges	13
Utilization	(3)

Balance as of June 29, 2012	$10

2011 Program

Restructuring and asset impairment charges, net, during the nine months ended June 29, 2012 and June 24, 2011 are as follows ($ in millions):

	For the Nine Months Ended June 29, 2012
	Employee Severance and Benefits	Facility Exit and Other Charges	Total
Valves & Controls	$—	$1	$1
Thermal Controls	(1)	—	(1)

Total	$(1)	$1	$—

	For the Nine Months Ended June 24, 2011
	Employee Severance and Benefits	Facility Exit and Other Charges	Charges Reflected in SG&A	Total
Valves & Controls	$2	$2	$(1)	$3
Thermal Controls	2	—	—	2
Water & Environmental Systems	3	—	—	3

Total	$7	$2	$(1)	$8

Restructuring and asset impairment charges, net, incurred cumulative to date from initiation of the 2011 Program are as follows ($ in millions):

	Employee Severance and Benefits	Facility Exit and Other Charges	Charges Reflected in SG&A	Total
Valves & Controls	$3	$4	$(1)	$6
Thermal Controls	1	—	—	1
Water & Environmental Systems	4	—	—	4

Total	$8	$4	$(1)	$11

The rollforward of the reserves from September 30, 2011 to June 29, 2012 is as follows ($ in millions):

Balance as of September 30, 2011	$6
Charges	1
Reversals	(1)
Utilization	(2)

Balance as of June 29, 2012	$4

2009 Program

The Company continues to maintain restructuring reserves related to the 2009 program. The total amount of these reserves were $1 million and $2 million as of June 29, 2012 and September 30, 2011, respectively. Restructuring charges during the nine months ended June 29, 2012 and June 24, 2011 were immaterial. The decrease in the reserves is primarily due to cash utilization of $1 million.

Restructuring and asset impairment charges, net, incurred cumulative to date from initiation of the 2009 Program are as follows ($ in millions):

	Employee Severance and Benefits	Facility Exit and Other Charges	Charges Reflected in Cost of Revenue	Charges Reflected in SG&A	Total
Valves & Controls	$15	$11	$—	$(1)	$25
Thermal Controls	5	1	—	—	6
Water & Environmental Systems	5	2	—	—	7
Corporate	5	(3)	4	—	6

Total	$30	$11	$4	$(1)	$44

Total Restructuring Reserves

As of June 29, 2012 and September 30, 2011, restructuring reserves related to all programs were included in the Company’s Combined Balance Sheets as follows ($ in millions):

	As of June 29, 2012	As of September 30, 2011
Accrued and other current liabilities	$15	$8

4. ACQUISITIONS

Fiscal Year 2012

During the nine months ended June 29, 2012, there were no acquisitions made by the Company.

Fiscal Year 2011

During the nine months ended June 24, 2011, cash paid for acquisitions included in continuing operations totaled $7 million. The acquisition of Supavac was made by the Company’s Water and Environmental segment. Supavac is a leading manufacturer of vacuum loading solids pumps for management of concentrates and residues.

5. INCOME TAXES

The Company’s operating results have been included in Tyco’s various consolidated U.S. federal and state income tax returns, as well as included in many of Tyco’s tax filings for non-U.S. jurisdictions. For purposes of the Company’s Combined Financial Statements, income tax expense and deferred tax balances have been recorded as if it filed tax returns on a stand-alone basis separate from Tyco. Additionally, the carve-out financial statements reflect the Company as having the same historic structure of Tyco as a Swiss based company. At the time of the proposed Spin-Off, the Company will be Swiss domiciled. The Separate Return method applies the accounting guidance for income taxes to the stand-alone financial statements as if the Company was a separate taxpayer and a stand-alone enterprise for the periods presented.

Tyco Flow Control International Ltd. a holding company and Swiss resident, is exempt from cantonal and communal income tax in Switzerland, but is subject to Swiss federal income tax. At the federal level, qualifying net dividend income and net capital gains on the sale of qualifying investments in subsidiaries are exempt from Swiss federal income tax. Consequently, Tyco Flow Control International Ltd. expects dividends from its subsidiaries and capital gains from sales of investments in its subsidiaries to be exempt from Swiss federal income tax.

Many of the Company’s uncertain tax positions relate to tax years that remain subject to audit by the taxing authorities in U.S. federal, state and local or foreign jurisdictions. Open tax years in significant jurisdictions are as follows:

Jurisdiction	Years Open To Audit
Australia	2004—2011
Canada	2002—2011
France	2008—2011
Germany	1998—2011
Italy	2004—2011
Switzerland	2002—2011
United States	1997—2011

The unrecognized tax benefits were reduced by $5 million during the nine months ended June 29, 2012, primarily as a result of audit settlements. The Company does not anticipate the total amount of the unrecognized tax benefits to change significantly within the next twelve months.

At each balance sheet date, management evaluates whether it is more likely than not that the Company’s deferred tax assets will be realized and if sufficient future taxable income will be available by assessing current period and projected operating results and other pertinent data. As of June 29, 2012, the Company had recorded deferred tax assets of $127 million, which is comprised of $429 million of gross deferred tax assets net of $302 million valuation allowances.

Undistributed Earnings of Subsidiaries

Except for earnings that are currently distributed, no additional material provision has been made for U.S. or non-U.S. income taxes on the undistributed earnings of subsidiaries or for unrecognized deferred tax liabilities for temporary differences related to investments in subsidiaries, since the earnings are expected to be permanently reinvested, the investments are essentially permanent in duration, or the Company has concluded that no additional tax liability will arise as a result of the distribution of such earnings. A liability could arise if amounts are distributed by such subsidiaries or if such subsidiaries are ultimately disposed. It is not practicable to estimate the additional income taxes related to permanently reinvested earnings or the basis differences related to investments in subsidiaries.

Tax Sharing Agreement and Other Income Tax Matters

In connection with Tyco Flow Control International Ltd.’s separation from Tyco, Tyco Flow Control International Ltd. expects to enter into a tax sharing agreement with Tyco and The ADT Corporation (the “2012 Tax Sharing Agreement”) that will govern the rights and obligations of Tyco Flow Control International Ltd., Tyco and The ADT Corporation for certain pre-Distribution tax liabilities, including Tyco’s obligations under the tax sharing agreement that Tyco, Covidien Public Limited Company (“Covidien”) and TE Connectivity Ltd. (“TE Connectivity”) entered into in 2007 (the “2007 Tax Sharing Agreement”). Tyco Flow Control International Ltd. expects that the 2012 Tax Sharing Agreement will provide that Tyco Flow Control International Ltd., Tyco and The ADT Corporation will share (i) certain pre-Distribution income tax liabilities that arise from adjustments made by tax authorities to Tyco Flow Control International Ltd.’s, Tyco’s and The ADT Corporation’s U.S. and certain non-U.S. income tax returns, and (ii) payments required to be made by Tyco in respect to the 2007 Tax Sharing Agreement (collectively, “Shared Tax Liabilities”).

In the event the Distribution, the spin-off of The ADT Corporation, or certain internal transactions undertaken in connection therewith were determined to be taxable as a result of actions taken after the Distribution by Tyco Flow Control International Ltd., The ADT Corporation or Tyco, the party responsible for such failure would be responsible for all taxes imposed on Tyco Flow Control International Ltd., The ADT Corporation or Tyco as a result thereof. Taxes resulting from the determination that the Distribution, the spin-off of The ADT Corporation, or any internal transaction is taxable are referred to herein as “Distribution Taxes.” If such failure is not the result of actions taken after the Distribution by Tyco Flow Control International Ltd., The ADT Corporation or Tyco, then Tyco Flow Control International Ltd., The ADT Corporation and Tyco would be responsible for any Distribution Taxes imposed on Tyco Flow Control International Ltd., The ADT Corporation or Tyco as a result of such determination in the same manner and in the same proportions as the Shared Tax Liabilities. The ADT Corporation will have sole responsibility for any income tax liability arising as a result of Tyco’s acquisition of Brink’s Home Security Holdings, Inc. (“BHS”) in May 2010, including any liability of BHS under the tax sharing agreement between BHS and The Brink’s Company dated October 31, 2008 (collectively, the “BHS Tax Liabilities”). Costs and expenses associated with the management of these Shared Tax Liabilities, Distribution Taxes and BHS Tax Liabilities will generally be shared 20% by Tyco Flow Control International Ltd., 27.5% by The ADT Corporation and 52.5% by Tyco. Tyco Flow Control International Ltd. is responsible for all of its own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. In addition, Tyco and The ADT Corporation are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.

The 2012 Tax Sharing Agreement is also expected to provide that, if any party were to default in its obligation to another party to pay its share of the distribution taxes that arise as a result of no party’s fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the 2012 Tax Sharing Agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, Tyco Flow Control International Ltd. could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, Tyco Flow Control International Ltd. may be obligated to pay amounts in excess of our agreed-upon share of its, Tyco’s and The ADT Corporation’s tax liabilities.

6. GOODWILL AND INTANGIBLE ASSETS

Annually, in the fiscal fourth quarter, and more frequently if triggering events occur, the Company tests goodwill for impairment by comparing the fair value of each reporting unit with its carrying amount. Fair value for each reporting unit is determined utilizing a discounted cash flow analysis based on the Company’s forecast cash flows discounted using an estimated weighted-average cost of capital of market participants. A market approach is utilized to corroborate the discounted cash flow analysis performed at each reporting unit. If the carrying amount of a reporting unit exceeds its fair value, goodwill is considered potentially impaired. In determining fair value, management relies on and considers a number of factors, including operating results, business plans, economic projections, anticipated future cash flow, comparable market transactions (to the extent available), other market data and the Company’s overall market capitalization.

In the first quarter of 2011, the Company changed its reporting units of its Water & Environmental Systems segment. As a result, the Company assessed the recoverability of the long-lived assets of each of the segment’s two reporting units. The Company concluded that the carrying amounts of its long-lived assets were recoverable. Subsequently, the Company performed the first step of the goodwill impairment test for the reporting units of our Water & Environmental Systems segment.

To perform the first step of the goodwill impairment test, the Company compared the carrying amounts of the reporting units to their estimated fair values. Fair value for each reporting unit was determined utilizing a discounted cash flow analysis based on forecast cash flows (including estimated underlying revenue and operating income growth rates) discounted using an estimated weighted-average cost of capital of market participants. The results of the first step of the goodwill impairment test indicated there was a potential impairment of goodwill in the Systems reporting unit only, as the carrying amount of the reporting unit exceeded its respective fair value. As a result, the Company performed the second step of the goodwill impairment test for this reporting unit by comparing the implied fair value of reporting unit goodwill with the carrying amount of the reporting unit’s goodwill. The results of the second step of the goodwill impairment test indicated that the implied goodwill amount was less than the carrying amount of goodwill for the Systems reporting unit. Accordingly, the Company recorded a non-cash impairment charge of $35 million which was recorded in goodwill impairment in the Company’s Combined Statement of Operations for the nine months ended June 24, 2011.

The changes in the carrying amount of goodwill by segment are as follows ($ in millions):

	As of September 30, 2011	Acquisitions/ Purchase Accounting Adjustments	Divestitures	Currency Translation	As of June 29, 2012
Valves & Controls
Gross Goodwill	$1,545	$(1)	—	$(33)	$1,511
Impairments	—	—	—	—	—

Carrying Amount of Goodwill	1,545	(1)	—	(33)	1,511

Thermal Controls
Gross Goodwill	313	—	(1)	(7)	305
Impairments	—	—	—	—	—

Carrying Amount of Goodwill	313	—	(1)	(7)	305

Water & Environmental Systems
Gross Goodwill	314	—	—	(6)	308
Impairments	(35)	—	—	—	(35)

Carrying Amount of Goodwill	279	—	—	(6)	273

Total
Gross Goodwill	2,172	(1)	(1)	(46)	2,124
Impairments	(35)	—	—	—	(35)

Carrying Amount of Goodwill	$2,137	$(1)	$(1)	$(46)	$2,089

	As of September 24, 2010	Acquisitions/ Purchase Accounting Adjustments	Impairments	Divestitures	Currency Translation	As of September 30, 2011
Valves & Controls
Gross Goodwill	$1,281	$249	$—	$—	$15	$1,545
Impairments	—	—	—	—	—	—

Carrying Amount of Goodwill	1,281	249	—	—	15	1,545

Thermal Controls
Gross Goodwill	307	—	—	—	6	313
Impairments	—	—	—	—	—	—

Carrying Amount of Goodwill	307	—	—	—	6	313

Water & Environmental Systems
Gross Goodwill	320	3	—	(14)	5	314
Impairments	—	—	(35)	—	—	(35)

Carrying Amount of Goodwill	320	3	(35)	(14)	5	279

Total
Gross Goodwill	1,908	252	—	(14)	26	2,172
Impairments	—	—	(35)	—	—	(35)

Carrying Amount of Goodwill	$1,908	$252	$(35)	$(14)	$26	$2,137

The following table sets forth the gross carrying amounts and accumulated amortization of the Company’s intangible assets as of June 29, 2012 and September 30, 2011.

	June 29, 2012		September 30, 2011
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable:
Contracts and related customer relationships	$85	$14	$87	$5
Intellectual property	74	37	89	50
Other	6	5	6	5

Total	$165	$56	$182	$60

Non-Amortizable	$5		$5

Intangible asset amortization expense for the nine months ended June 29, 2012 and June 24, 2011 was $11 million and $3 million, respectively. As of June 29, 2012, the weighted-average amortization period for contracts and related customer relationships, intellectual property, other and total intangible assets were 11 years, 27 years, 26 years and 17 years, respectively.

The estimated aggregate amortization expense on intangible assets is expected to be approximately $3 million for the remainder of 2012, $11 million for 2013, $10 million for 2014, $10 million for 2015, $10 million for 2016 and $65 million for 2017 and thereafter.

7. DEBT

Debt as of June 29, 2012 and September 30, 2011 is as follows ($ in millions):

	June 29, 2012	September 30, 2011
Current maturities of long-term debt:
Allocated debt	$—	$—

Long-term debt:
Allocated debt	886	859
Capital lease obligations	15	17

Total long-term debt	901	876

Total debt	$901	$876

Tyco used a centralized approach to cash management and financing of its operations excluding debt directly incurred by any of its businesses, such as capital lease obligations. Accordingly, Tyco’s consolidated debt and related interest expense, exclusive of amounts incurred directly by the Company, have been allocated to the Company based on an assessment of the Company’s share of external debt using historical data. Interest expense was allocated in the same proportions as debt and includes the impact of interest rate swap agreements designated as fair value hedges. For the nine months ended June 29, 2012 and June 24, 2011, Tyco has allocated to the Company interest expense of $37 million and $34 million, respectively. The fair value of the Company’s allocated debt was $1,049 million and $996 million as of June 29, 2012 and September 30, 2011, respectively. The fair value of its debt was allocated in the same proportions as Tyco’s external debt.

Management believes the allocation basis for debt and interest expense is reasonable based on an assessment of historical data. However, these amounts may not be indicative of the actual amounts that the Company would have incurred had the Company been operating as an independent, publicly-traded company for the periods presented. The Company or an affiliate expects to issue third-party debt based on an anticipated initial post-separation capital structure for the Company. The amount of debt which could be issued may materially differ from the amounts presented herein.

8. RELATED PARTY TRANSACTIONS

Cash Management—Tyco used a centralized approach to cash management and financing of operations. The Company’s cash was available for use and was regularly “swept” by Tyco at its discretion. Transfers of cash both to and from Tyco are included within parent company investment on the Combined Statements of Parent Company Equity. The main components of the net transfers (to)/from Parent are cash pooling and general financing activities, cash transfers for acquisitions, divestitures, investments and various allocations from Tyco.

Trade Activity—Accounts receivable includes $2 million and $3 million of receivables from Tyco affiliates as of June 29, 2012 and September 30, 2011, respectively. These amounts primarily relate to sales of certain products which totaled $8 million and $14 million for the nine months ended June 29, 2012 and June 24, 2011, respectively, and associated cost of revenue of $6 million and $11 million for the nine months ended June 29, 2012 and June 24, 2011, respectively.

Service and Lending Arrangement with Tyco Affiliates—The Company has various debt and cash pool agreements with Tyco affiliates, which are executed outside of the normal Tyco centralized approach to cash management and financing of operations. Other assets include $114 million and $122 million of receivables from Tyco affiliates as of June 29, 2012 and September 30, 2011, respectively. Accrued and other current liabilities include $32 million of payables to Tyco affiliates as of both June 29, 2012 and September 30, 2011, respectively. Other liabilities include $31 million and $41 million of payables to Tyco affiliates as of June 29, 2012 and September 30, 2011, respectively.

Additionally, the Company, Tyco and its affiliates pay for expenses on behalf of each other. Accrued and other current liabilities include $13 million and $11 million of payables to Tyco and its affiliates as of June 29, 2012 and September 30, 2011, respectively.

Interest Income, Net—The Company recognized nil and $1 million of interest expense and $5 million and $4 million of interest income associated with the lending arrangements with Tyco affiliates for the nine months ended June 29, 2012 and June 24, 2011, respectively.

Debt and Related Items—The Company was allocated a portion of Tyco’s consolidated debt and interest expense. Note 7 (“Debt”) provides further information regarding these allocations.

Insurable Liabilities—In fiscal year 2011 and fiscal year 2012, the Company was insured for workers’ compensation, property, product, general and auto liabilities by a captive insurance company that was wholly-owned by Tyco. Tyco has insurance for losses in excess of the captive insurance company policies’ limits through third-party insurance companies. The Company paid a premium in each year to obtain insurance coverage during these periods. Premiums expensed by the Company were $5 million and $7 million for the nine months ended June 29, 2012 and June 24, 2011, respectively. These amounts are included in the selling, general and administrative expenses in the Combined Statements of Operations for the nine months ended June 29, 2012 and June 24, 2011.

The Company maintains liabilities related to workers’ compensation, property, product, general and auto liabilities. As of June 29, 2012 and September 30, 2011, the Company had recorded $5 million and $5 million, respectively, in accrued and other current liabilities and $15 million and $16 million, respectively, in other liabilities in the Combined Balance Sheets with offsetting insurance assets of the same amount due from Tyco.

Allocated Expenses—The Company was allocated corporate overhead expenses from Tyco for corporate related functions based on the relative proportion of either the Company’s headcount or net revenue to Tyco’s consolidated headcount or net revenue. Corporate overhead expenses primarily related to centralized corporate functions, including finance, treasury, tax, legal, information technology, internal audit, human resources and risk management functions. During the nine months ended June 29, 2012 and June 24, 2011, the Company was allocated $34 million and $41 million, respectively, of general corporate expenses incurred by Tyco. These amounts are included within selling, general and administrative expenses in the Combined Statements of Operations for the nine months ended June 29, 2012 and June 24, 2011.

Management believes the assumptions and methodologies underlying the allocations of general corporate overhead from Tyco are reasonable. However, such expenses may not be indicative of the actual results of the Company had the Company been operating as an independent, publicly traded company or the amounts that will be incurred by the Company in the future. As a result, the financial information herein may not necessarily reflect the combined financial position, results of operations and cash flows of the Company in the future or what it would have been had the Company been an independent, publicly traded company during the periods presented.

9. FINANCIAL INSTRUMENTS

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, debt and derivative financial instruments. The fair value of cash and cash equivalents, accounts receivable and accounts payable approximated book value as of June 29, 2012. The fair value of derivative financial instruments was not material to any of the periods presented. See Note 7 (“Debt”) for the information relating to the fair value of debt.

10. COMMITMENTS AND CONTINGENCIES

Environmental Matters

The Company is involved in environmental remediation and legal proceedings related to its current business and, pursuant to certain indemnification obligations, related to a formerly owned business (Mueller). The Company is responsible, or alleged to be responsible, for ongoing environmental investigation and remediation of sites in several countries. These sites are in various stages of investigation and/or remediation and at some of these sites its liability is considered de minimis. The Company has received notification from the U.S. Environmental Protection Agency (“EPA”), and from similar state and non-U.S. environmental agencies, that several sites formerly or currently owned and/or operated by the Company, and other properties or water supplies that may be or have been impacted from those operations, contain disposed or recycled materials or wastes and require environmental investigation and/or remediation. These sites include instances where the Company has been identified as a potentially responsible party under U.S. federal, state and/or non-U.S. environmental laws and regulations.

The Company’s accruals for environmental matters are recorded on a site-by-site basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. It can be difficult to estimate reliably the final costs of investigation and remediation due to various factors. In the Company’s opinion, the total amount accrued is appropriate based on facts and circumstances as currently known. Based upon the Company’s experience, current information regarding known contingencies and applicable laws, the Company concluded that it is probable that it would incur remedial costs in the range of approximately $10 million to $33 million as of June 29, 2012. As of June 29, 2012, the Company concluded that the best estimate within this range is approximately $14 million, of which $9 million is included in accrued and other current liabilities and $5 million is included in other liabilities in the Combined Balance Sheet. The Company does not anticipate that these environmental conditions will have a material adverse effect on its combined financial position, results of operations or cash flows. However, unknown conditions or new details about existing conditions may give rise to environmental liabilities that could have a material adverse effect on the Company in the future.

Asbestos Matters

The Company and certain of its subsidiaries along with numerous other companies are named as defendants in personal injury lawsuits based on alleged exposure to asbestos-containing materials. These cases typically involve product liability claims based primarily on allegations of manufacture, sale or distribution of industrial products that either contained asbestos or were attached to or used with asbestos-containing components manufactured by third-parties. Each case typically names between dozens to hundreds of corporate defendants. While the Company has observed an increase in the number of these lawsuits over the past several years, including lawsuits by plaintiffs with mesothelioma-related claims, a large percentage of these suits have not presented viable legal claims and, as a result, have been dismissed by the courts. The Company’s strategy has been to mount a vigorous defense aimed at having unsubstantiated suits dismissed, and, where appropriate, settling suits before trial. Although a large percentage of litigated suits have been dismissed, the Company cannot predict the extent to which it will be successful in resolving lawsuits in the future.

As of June 29, 2012, there were approximately 1,600 lawsuits pending against the Company, its subsidiaries or entities for which the Company had assumed responsibility. Each lawsuit typically includes several claims, and the Company has approximately 2,200 claims outstanding as of June 29, 2012. This amount is not adjusted for claims that are not actively being prosecuted, identified incorrect defendants, or duplicated other actions, which would ultimately reflect the Company’s current estimate of the number of viable claims made against it, its affiliates, or entities for which it has assumed responsibility in connection with acquisitions or divestitures.

Annually, during the Company’s third quarter, the Company performs an analysis with the assistance of outside counsel and other experts to update its estimated asbestos-related assets and liabilities. In addition, on a quarterly basis, the Company re-evaluates the assumptions used to perform the annual analysis and records an expense as necessary to reflect changes in its estimated liability and related insurance asset. The Company’s estimate of the liability and corresponding insurance recovery for pending and future claims and defense costs is based on the Company’s historical claim experience, and estimates of the number and resolution cost of potential future claims that may be filed. The Company’s legal strategy for resolving claims also impacts these estimates. The Company considers various trends and developments in evaluating the period of time (the look-back period) over which historical claim and settlement experience is used to estimate and value claims reasonably projected to be made in the future during a defined period of time (the look-forward period). As part of the Company’s annual valuation process in the third quarter of fiscal 2012, the Company determined that a look-back period of three years was more appropriate than a five-year period because the Company has experienced a higher and more consistent level of claims activity and settlement costs in the past three years. As a result, the Company believes a three year look-back period is more representative of future claim and settlement activity than the five year period it previously used. The Company also revised its look-forward period from seven years to fifteen years. The Company’s decision to revise its look-forward period was primarily based on improvements in the consistency of observable data and the Company’s more extensive experience with asbestos claims since the look-forward period was originally established in 2005. The Company believes it can make a more reliable estimate of pending and future claims beyond seven years. The Company believes valuation of pending claims and future claims to be filed over the next fifteen years produces a reasonable estimate of its asbestos liability, which it records in the consolidated financial statements on an undiscounted basis.

The Company’s estimate of asbestos-related insurance recoveries represents estimated amounts due to the Company for previously paid and settled claims and the probable reimbursements relating to its estimated liability for pending and future claims. In determining the amount of insurance recoverable, the Company considers a number of factors, including available insurance, allocation methodologies, and the solvency and creditworthiness of insurers.

As a result of the activity described above, the Company recorded a net charge of $13 million during the quarter ended June 29, 2012. As of June 29, 2012, the Company’s estimated net liability of $12 million was recorded within the Company’s Combined Balance Sheet as a liability for pending and future claims and related defense costs of $76 million, and separately as an asset for insurance recoveries of $64 million. Similarly, as of September 30, 2011, the Company’s estimated net liability of $3 million was recorded within the Company’s Combined Balance Sheet as a liability for pending and future claims and related defense costs of $27 million, and separately as an asset for insurance recoveries of $24 million.

The amounts recorded by the Company for asbestos-related liabilities and insurance-related assets are based on the Company’s strategies for resolving its asbestos claims and currently available information as well as estimates and assumptions. Key variables and assumptions include the number and type of new claims that are filed each year, the average cost of resolution of claims, the resolution of coverage issues with insurance carriers, amount of insurance and the solvency risk with respect to the Company’s insurance carriers. Furthermore, predictions with respect to these variables are subject to greater uncertainty in the later portion of the projection period. Other factors that may affect the Company’s liability and cash payments for asbestos-related matters include uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, reforms of state or federal tort legislation and the applicability of insurance policies among subsidiaries. As a result, actual liabilities or insurance recoveries could be significantly higher or lower than those recorded if assumptions used in the Company’s calculations vary significantly from actual results.

Income Tax Matters

As discussed above in Note 5 (“Income Taxes”), the 2012 Tax Sharing Agreement will govern the rights and obligations of Tyco Flow Control International Ltd., Tyco and The ADT Corporation for certain tax liabilities with respect to periods or portions thereof ending on or before the date of the Distribution. Tyco Flow Control International Ltd. is responsible for all of its own taxes that are not shared pursuant to the 2012 Tax

Sharing Agreement’s sharing formulae. In addition, Tyco and The ADT Corporation are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.

With respect to years prior to and including the 2007 separation of Covidien and TE Connectivity by Tyco, tax authorities have raised issues and proposed tax adjustments that are generally subject to the sharing provisions of the 2007 Tax Sharing Agreement and which may require Tyco to make a payment to a taxing authority, Covidien or TE Connectivity. Tyco has recorded a liability of $406 million as of June 29, 2012 which it has assessed and believes is adequate to cover the payments that Tyco may be required to make under the 2007 Tax Sharing Agreement. Tyco is reviewing and contesting certain of the proposed tax adjustments.

With respect to adjustments raised by the IRS, although Tyco has resolved a substantial number of these adjustments, a few significant items remain open with respect to the audit of the 1997 through 2004 years. As of the date hereof, it is unlikely that Tyco will be able to resolve all the open items, which primarily involve the treatment of certain intercompany debt issued during the period, through the IRS appeals process. As a result, Tyco expects to litigate these matters once it receives the requisite statutory notices from the IRS, which may occur as soon as within the next three months. However, the ultimate resolution of these matters is uncertain and could result in Tyco being responsible for a greater amount than it expects under the 2007 Tax Sharing Agreement. To the extent Tyco Flow Control International Ltd., is responsible for any Shared Tax Liability or Distribution Tax, there could be a material adverse impact on its financial position, results of operations, cash flows or its effective tax rate in future reporting periods.

Compliance Matters

As disclosed in Tyco’s periodic filings, Tyco has received and responded to various allegations and other information that certain improper payments were made by Tyco’s subsidiaries (including subsidiaries of the Company) in recent years. Tyco has reported to the Department of Justice (“DOJ”) and the SEC the investigative steps and remedial measures that Tyco has taken in response to these and other allegations and Tyco’s internal investigations, including retaining outside counsel to perform a baseline review of Tyco’s policies, controls and practices with respect to compliance with the Foreign Corrupt Practices Act (“FCPA”). Tyco has continued to investigate and make periodic progress reports to these agencies regarding Tyco’s compliance efforts and Tyco’s follow-up investigations, including, as appropriate, briefings concerning additional instances of potential improper conduct identified by Tyco in the course of Tyco’s ongoing compliance activities. In February 2010, Tyco initiated discussions with the DOJ and SEC aimed at resolving these matters, including matters that pertain to subsidiaries of the Company. These discussions remain ongoing. The Company has recorded its best estimate of potential loss related to these matters. However, it is possible that this estimate may differ from the ultimate loss determined in connection with the resolution of this matter, and the Company may be required to pay material fines, consent to injunctions on future conduct, consent to the imposition of a compliance monitor, or suffer other criminal or civil penalties or adverse impacts, including being subject to lawsuits brought by private litigants, each of which may have a material adverse effect on its financial position, results of operations or cash flows.

In addition to the matters described above, from time to time, the Company is subject to disputes, administrative proceedings and other claims arising out of the normal conduct of its business. These matters generally relate to disputes arising out of the use or installation of its products, product liability litigation, personal injury claims, commercial and contract disputes and employment related matters. On the basis of information currently available to it, management does not believe that existing proceedings and claims will have a material impact on the Company’s Combined Financial Statements. However, litigation is unpredictable, and the Company could incur judgments or enter into settlements for current or future claims that could adversely affect its financial statements.

11. RETIREMENT PLANS

Defined Benefit Pension Plans—The Company sponsors a number of retirement plans. The following disclosures exclude the impact of plans which are not material individually and in the aggregate. The net periodic benefit cost for the Company’s material U.S. defined pension plans were not material for the nine months ended June 29, 2012 and June 24, 2011.

The following disclosure pertains to the Company’s material non-U.S. defined benefit pension plans. The net periodic benefit cost for the Company’s material non-U.S. defined pension plans is as follows ($ in millions):

	For the Nine Months Ended
	June 29, 2012	June 24, 2011
Service cost	$3	$3
Interest cost	10	9
Expected return on plan assets	(10)	(9)
Amortization of net actuarial loss	1	1
Settlement gain recognized..	—	(1)

Net periodic benefit cost	$4	$3

The estimated net actuarial loss for non-U.S. pension benefit plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the current fiscal year is expected to be $2 million.

The Company’s funding policy is to make contributions in accordance with the laws and customs of the various countries in which it operates and to make discretionary voluntary contributions from time-to-time. The Company anticipates that it will contribute at least the minimum required to its pension plans in fiscal year 2012 of $15 million for non-U.S. plans. During the nine months ended June 29, 2012, the Company made required contributions of $13 million to its non-U.S. pension plans.

Postretirement Benefit Plans—Net periodic benefit cost was not material for both periods.

12. REDEEMABLE NONCONTROLLING INTEREST

Noncontrolling interests with redemption features, such as put options, that are not solely within the Company’s control are considered redeemable noncontrolling interests. The Company accretes changes in the redemption value through noncontrolling interest in subsidiaries net income attributable to the noncontrolling interest over the period from the date of issuance to the earliest redemption date. Redeemable noncontrolling interest is considered to be temporary equity and is therefore reported in the mezzanine section between liabilities and equity on the Company’s Combined Balance Sheet at the greater of the initial carrying amount increased or decreased for the noncontrolling interest’s share of net income or loss or its redemption value.

Redeemable noncontrolling interest primarily relates to the Company’s acquisition of a 75% ownership interest in KEF Holdings Ltd. (“KEF”) in the fourth quarter of fiscal 2011. The remaining 25% interest is held by a noncontrolling interest stakeholder. In connection with the acquisition of KEF, the Company and the noncontrolling interest stakeholder have a call and put arrangement, respectively, for the Company to acquire the remaining 25% ownership which becomes exercisable beginning the first full fiscal quarter following the third anniversary of the KEF closing date of June 29, 2011.

The rollforward of redeemable noncontrolling interest from September 30, 2011 to June 29, 2012 is as follows ($ in millions):

Balance as of September 30, 2011	$93
Net loss	(3)
Adjustments to redemption value	5

Balance as of June 29, 2012	$95

13. SHARE PLANS

During the quarter ended December 30, 2011, Tyco issued its annual share-based compensation grants to the Company’s employees. The total number of awards issued was approximately 0.6 million, of which 0.3 million were share options, 0.2 million were restricted unit awards and 0.1 million were performance share unit awards. The options and restricted stock units vest in equal annual installments over a period of 4 years, and the performance share unit awards vest after a period of 3 years based on the level of attainment of the applicable performance metrics of Tyco, which are determined by the Compensation and Human Resources Committee of Tyco’s Board of Directors. The weighted-average grant-date fair value of the share options, restricted unit awards and performance share unit awards was $12.40, $44.32 and $49.42, respectively. The weighted-average assumptions used in the Black-Scholes option pricing model included an expected stock price volatility of 36%, a risk free interest rate of 1.46%, an expected annual dividend per share of $1.00 and an expected option life of 5.7 years.

During the quarter ended December 24, 2010, Tyco issued its annual share-based compensation grants to the Company’s employees. The total number of awards issued was approximately 0.7 million, of which 0.4 million were share options, 0.2 million were restricted unit awards and 0.1 million were performance share unit awards. The options and restricted stock units vest in equal annual installments over a period of 4 years, and the performance share unit awards vest after a period of 3 years based on the level of attainment of the applicable performance metrics of Tyco, which are determined by the Compensation and Human Resources Committee of Tyco’s Board of Directors. The weighted-average grant-date fair value of the share options, restricted unit awards and performance share unit awards was $9.05, $37.29 and $41.95, respectively. The weighted-average assumptions used in the Black-Scholes option pricing model included an expected stock price volatility of 33%, a risk free interest rate of 1.22%, an expected annual dividend per share of $0.84 and an expected option life of 5.1 years.

14. ACCUMULATED OTHER COMPREHENSIVE INCOME

The components of accumulated other comprehensive income are as follows ($ in millions):

	Currency Translation Adjustments(1)	Retirement Plans	Accumulated Other Comprehensive Income (Loss)
Balance as of September 24, 2010	$652	$(65)	$587
Pre-tax current period change	213	1	214
Divestiture of businesses	(126)	—	(126)

Balance as of June 24, 2011	$739	$(64)	$675

	Currency Translation Adjustments(1)	Retirement Plans	Accumulated Other Comprehensive Income (Loss)
Balance as of September 30, 2011	$556	$(67)	$489
Pre-tax current period change	(140)	1	(139)

Balance as of June 29, 2012	$416	$(66)	$350

(1)

During the nine months ended June 29, 2012 and June 24, 2011, nil and $126 million of cumulative translation gain, respectively, were transferred from currency translation adjustments as a result of the sale of non-U.S. entities. Of these amounts, nil and $126 million, respectively, are included in income from discontinued operations, net of income taxes in the Combined Statements of Operations.

Other

The Company had $1.0 billion and $1.2 billion of intercompany loans designated as permanent in nature as of June 29, 2012 and September 30, 2011, respectively. For the nine months ended June 29, 2012 and June 24, 2011, the Company recorded a $20 million cumulative translation loss and an $87 million cumulative translation gain, respectively, through accumulated other comprehensive income related to these loans.

15. COMBINED SEGMENT DATA

Segment information is consistent with how management reviews the businesses, makes investing and resource allocation decisions and assesses operating performance. The Company, from time to time, may realign businesses and management responsibility within its operating segments based on considerations such as opportunity for market or operating synergies and/or to more fully leverage existing capabilities and enhance development for future products and services. Selected information by segment is presented in the following tables ($ in millions):

	For the Nine Months Ended
	June 29, 2012	June 24, 2011
Net revenue (1)
Valves & Controls	$1,771	$1,552
Thermal Controls	612	517
Water & Environmental Systems	524	495

Net revenue	$2,907	$2,564

(1)	Revenue by operating segment excludes intercompany transactions. No single customer represents more than 10% of net revenue.

	For the Nine Months Ended
	June 29, 2012	June 24, 2011
Operating income (loss)
Valves & Controls	$224	$184
Thermal Controls	99	78
Water & Environmental Systems (1)	33	3
Corporate	(77)	(61)

Operating income	$279	$204

(1)	Operating income includes a goodwill impairment charge of $35 million for the nine months ended June 24, 2011.

16. INVENTORY

Inventories consisted of the following ($ in millions):

	June 29, 2012	September 30, 2011
Purchased materials and manufactured parts	$392	$347
Work in process	136	130
Finished goods	336	295

Inventories	$864	$772

Inventories are recorded at the lower of cost (primarily first-in, first-out) or market value.

17. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following ($ in millions):

	June 29, 2012	September 30, 2011
Land	$96	$97
Buildings and leasehold improvements	325	346
Machinery and equipment	863	860
Property under capital leases(1)	1	2
Construction in progress	74	41
Accumulated depreciation(2)	(737)	(739)

Property, plant and equipment, net	$622	$607

(1)	Property under capital leases consists primarily of buildings.
(2)	Accumulated amortization of capital lease assets was nil and $1 million as of June 29, 2012 and September 30, 2011.

18. GUARANTEES

In certain situations, Tyco has guaranteed the Company’s performance to third parties or has provided financial guarantees for financial commitments of the Company. Tyco and the Company intend to obtain releases from these guarantees in connection with the Spin-Off. In situations where the Company and Tyco are unable to obtain a release, the Company will indemnify Tyco for any losses it suffers as a result of such guarantees.

In disposing of assets or businesses, the Company often provides representations, warranties and indemnities to cover various risks including unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities and unidentified tax liabilities and legal fees related to periods prior to disposition. The Company does not have the ability to reasonably estimate the potential liability due to the inchoate and unknown nature of these potential liabilities. However, the Company has no reason to believe that these uncertainties would have a material adverse effect on the Company’s financial position, results of operations or cash flows.

In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company’s financial position, results of operations or cash flows.

The changes in the carrying amount of the Company’s warranty accrual from September 30, 2011 to June 29, 2012 were as follows ($ in millions):

Balance as of September 30, 2011	$18
Warranties issued	5
Change in estimates	(1)
Settlements	(4)
Currency translation adjustment	(1)

Balance as of June 29, 2012	$17

19. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the time it issued its financial statements on August 17, 2012.